- --------------------------------------------------------------------------------
- -------------------------------------------------------------------------------




                            ASSET PURCHASE AGREEMENT


                                      among


                            CONTINENTAL FOODS, INC.,


                                 JOHN GUERRIERO,
                               ANGELINA GUERRIERO,
           JOHN GUERRIERO TRUST FOR THE BENEFIT OF MARY DIANA PANNONI
                  UNDER TRUST AGREEMENT DATED JANUARY 30, 1991,
                               MARY DIANA PANNONI,
              MARY DIANA PANNONI, AS CUSTODIAN OF JONATHAN PANNONI
               UNDER THE MARYLAND UNIFORM TRANSFERS TO MINORS ACT,


                              RYKOFF-SEXTON, INC.,


                                       and


                                JOHN SEXTON & CO.



- --------------------------------------------------------------------------------
- -------------------------------------------------------------------------------






                             Dated February 10, 1995

                                TABLE OF CONTENTS


1.   Warranties, Representations and Covenants of Principals . . . . . . . . . 2
     1.1   CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.2   OWNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.3   AUTHORITY RELATIVE TO THIS AGREEMENT. . . . . . . . . . . . . . . . 3
     1.4   FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . 3
     1.5   ABSENCE OF UNDISCLOSED LIABILITIES  . . . . . . . . . . . . . . . . 4
     1.6   TITLE TO ASSETS AND ABSENCE OF ENCUMBRANCES . . . . . . . . . . . . 4
     1.7   REAL PROPERTY AND LEASEHOLDS  . . . . . . . . . . . . . . . . . . . 4
     1.8   TANGIBLE PERSONAL PROPERTY  . . . . . . . . . . . . . . . . . . . . 5
     1.9   INTELLECTUAL PROPERTY   . . . . . . . . . . . . . . . . . . . . . . 6
     1.10  CONDITION OF INVENTORY  . . . . . . . . . . . . . . . . . . . . . . 7
     1.11  ACCOUNTS PAYABLE  . . . . . . . . . . . . . . . . . . . . . . . . . 7
     1.12  CONDUCT OF BUSINESS   . . . . . . . . . . . . . . . . . . . . . . . 7
     1.13  BUSINESS RECORDS  . . . . . . . . . . . . . . . . . . . . . . . . .10
     1.14  BUSINESS ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . .10
     1.15  MATERIAL DOCUMENTS, DEBTS AND RESTRICTIVE CONTRACTS . . . . . . . .10
     1.16  LICENSES AND PERMITS  . . . . . . . . . . . . . . . . . . . . . . .11
     1.17  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     1.18  LABOR AND EMPLOYMENT AGREEMENTS . . . . . . . . . . . . . . . . . .12
     1.19  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . .13
     1.20  PENSION AND WELFARE PLANS . . . . . . . . . . . . . . . . . . . . .14
     1.21  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     1.22  CUSTOMER INFORMATION  . . . . . . . . . . . . . . . . . . . . . . .16
     1.23  CUSTOMER RELATIONSHIPS  . . . . . . . . . . . . . . . . . . . . . .16
     1.24  NO LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     1.25  COMPLIANCE WITH LAWS  . . . . . . . . . . . . . . . . . . . . . . .17
     1.26  GENERAL WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . .17
     1.27  PROHIBITED PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . .17

2. WARRANTIES, REPRESENTATIONS AND COVENANTS OF THE MANAGING GENERAL PARTNER  17
     2.1    ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     2.2   OWNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     2.3   AUTHORITY RELATIVE TO THIS AGREEMENT. . . . . . . . . . . . . . .  18
     2.4   ABSENCE OF UNDISCLOSED LIABILITIES. . . . . . . . . . . . . . . .  18
     2.5   TITLE TO ASSETS AND ABSENCE OF ENCUMBRANCES . . . . . . . . . . .  19
     2.6   REAL PROPERTY AND LEASEHOLDS. . . . . . . . . . . . . . . . . . .  19
     2.7   TANGIBLE PERSONAL PROPERTY. . . . . . . . . . . . . . . . . . . .  20
     2.8   INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . . .  20
     2.9   ACCOUNTS PAYABLE. . . . . . . . . . . . . . . . . . . . . . . . .  20
     2.10  CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . .  20
     2.11  BUSINESS RECORDS. . . . . . . . . . . . . . . . . . . . . . . . .  21
     2.12  BUSINESS ORGANIZATION . . . . . . . . . . . . . . . . . . . . . .  21
     2.13  MATERIAL DOCUMENTS, DEBTS AND RESTRICTIVE CONTRACTS . . . . . . .  21
     2.14  LICENSES AND PERMITS. . . . . . . . . . . . . . . . . . . . . . .  21

     2.15  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     2.16  LABOR AND EMPLOYMENT  . . . . . . . . . . . . . . . . . . . . . .  22
     2.17  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . .  22
     2.18  PENSION AND WELFARE PLANS . . . . . . . . . . . . . . . . . . . .  22
     2.19  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     2.20  NO LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     2.21  COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . . . .  23
     2.22  GENERAL WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . .  24
     2.23  PROHIBITED PAYMENTS . . . . . . . . . . . . . . . . . . . . . . .  24

3.   WARRANTIES AND REPRESENTATIONS OF PARENT AND BUYER. . . . . . . . . . .  24

4.   PURCHASE AND SALE OF BUSINESS AND CERTAIN ASSETS. . . . . . . . . . . .  24

5.   PURCHASE AND SALE OF PARTNERSHIP INTERESTS. . . . . . . . . . . . . . .  26

6.   CONSIDERATION PAYABLE BY BUYER AND PARENT . . . . . . . . . . . . . . .  26
     6.1   PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . .  26
     6.2   PAYMENT OF PURCHASE PRICE . . . . . . . . . . . . . . . . . . . .  27
     6.3   ACCOUNTING STANDARDS AND PROCEDURES . . . . . . . . . . . . . . .  28
           (a)  DETERMINATION OF CLOSING BALANCE SHEET . . . . . . . . . . .  28
           (b)  RESOLUTION OF ACCOUNTING DISPUTES. . . . . . . . . . . . . .  29
     6.4   POST-CLOSING PAYMENT BASED ON CASH PURCHASE PRICE . . . . . . . .  29
     6.5   ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . .  30
     6.6   NOTES RECEIVABLE. . . . . . . . . . . . . . . . . . . . . . . . .  31
     6.7   FINAL RECEIVABLES ADJUSTMENT. . . . . . . . . . . . . . . . . . .  33
     6.8   METHOD OF PAYMENT OF PURCHASE PRICE . . . . . . . . . . . . . . .  33
     6.9   ALLOCATION OF PURCHASE PRICE. . . . . . . . . . . . . . . . . . .  33

7.   OTHER AGREEMENTS OF SELLER, THE PRINCIPALS AND THE PARTNERS . . . . . .  33
     7.1   NON-COMPETITION AGREEMENTS. . . . . . . . . . . . . . . . . . . .  33
     7.2   TITLE COMMITMENT. . . . . . . . . . . . . . . . . . . . . . . . .  34
     7.3   BUILDING REPAIRS. . . . . . . . . . . . . . . . . . . . . . . . .  34
     7.4   INITIAL ENVIRONMENTAL COSTS . . . . . . . . . . . . . . . . . . .  34

8.   OTHER AGREEMENTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . .  34
     8.1   ASSUMPTION OF SPECIFIED LIABILITIES . . . . . . . . . . . . . . .  34
     8.2   EMPLOYMENT OF SELLER'S EMPLOYEES. . . . . . . . . . . . . . . . .  35
     8.3   GUERRIERO CONSULTING AGREEMENT. . . . . . . . . . . . . . . . . .  35
     8.4   CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . .  35
     8.5   ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     8.6   GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     8.7   SECOND ENVIRONMENTAL COSTS. . . . . . . . . . . . . . . . . . . .  36
     8.8   DISPOSITION OF ITEMS SET FORTH IN PARAGRAPH 1.10(a)
             OF THE SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . .  36

9.   CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     9.1   CONDITIONS TO BUYER AND PARENT'S OBLIGATIONS. . . . . . . . . . .  36

     9.2  CONDITIONS TO OBLIGATIONS OF SELLER, THE PARTNERS AND SHAREHOLDERS  39
10.  PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

11.  EXPENSES AND BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . .  40
     11.1  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     11.2  BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

12.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

13.  TERMINATION OF AGREEMENT AND REMEDIES . . . . . . . . . . . . . . . . .  41
     13.1  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     13.2  RESCISSION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     13.3  ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     13.4  REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     13.5  LITIGATION EXPENSE. . . . . . . . . . . . . . . . . . . . . . . .  43

14.  INDEMNIFICATION OF PARENT AND BUYER . . . . . . . . . . . . . . . . . .  43
     14.1  GENERALLY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     14.2  PROCEDURE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     14.3  LIMIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

15.  INDEMNIFICATION OF PRINCIPALS . . . . . . . . . . . . . . . . . . . . .  44
     15.1  GENERALLY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     15.2  PROCEDURE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

16.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . .  45

17.  INDEMNIFICATION THRESHOLD . . . . . . . . . . . . . . . . . . . . . . .  45

18.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

19.  BULK SALES ACT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

20.  PARTIES IN INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . .  47

21.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47


EXHIBITS

Exhibit A      -     The Schedule
Exhibit B      -     Financial Statements
Exhibit B-2    -     Interim Statements
Exhibit C      -     Prepaid Items
Exhibit D      -     Purchased Contracts
Exhibit E      -     Leases

Exhibit F      -     Intentionally Omitted
Exhibit G      -     Form of Promissory Note
Exhibit H      -     Form of Escrow Agreement
Exhibit I      -     Form of Post-Closing Payment Escrow Agreement
Exhibit J      -     Form of Employment and Non-competition Agreement
Exhibit K      -     Form of Opinion of Counsel to Seller and Partnership
Exhibit L      -     Form of Opinion of Counsel to Buyer and Parent

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into this 10th day of February, 1995, by and among:

           CONTINENTAL FOODS, INC., a corporation organized under the laws of the State of Maryland (hereinafter called
           "Seller");

           JOHN GUERRIERO (sometimes referred to herein as "Guerriero" or the "Managing General Partner"), resident of the State of Maryland, ANGELINA GUERRIERO, resident of the State of Maryland ("Angelina Guerriero") and JOHN GUERRIERO TRUST FOR THE BENEFIT OF MARY DIANA PANNONI UNDER TRUST AGREEMENT DATED JANUARY 30, 1991, a trust organized under the laws of the State of Maryland (the "Trust", together with Guerriero and Angelina Guerriero are collectively called "Shareholders", and Seller and Guerriero are hereinafter sometimes collectively referred to as the "Principals"), MARY DIANA PANNONI, resident of the State of Maryland ("Pannoni"), MARY DIANA PANNONI, as custodian of JONATHAN PANNONI, under the Maryland Uniform Transfers to Minors Act (the "Custodian", who, together with the Managing General Partner, Angelina Guerriero and Pannoni are hereinafter sometimes collectively referred to as the "Partners" of Duke Associates, a general partnership organized under the laws of the State of Maryland (the "Partnership"));

           RYKOFF-SEXTON, INC., a corporation organized under the laws of the State of Delaware (the "Parent");

                                       and

           JOHN SEXTON & CO., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Parent (hereinafter called "Buyer").


                                  INTRODUCTION

     A. Seller is engaged in the business of institutional food service distribution (the "Business") to institutions located in Maryland, Delaware, District of Columbia, Virginia, Pennsylvania and West Virginia (the "Territory").

     B. The land and buildings used by Seller in connection with the Business are located in Baltimore, Maryland and legally described in paragraph 1.7 of the Schedule of Exceptions attached hereto as Exhibit A (the "Real Estate") and are owned by the Partnership.

     C. Seller desires to sell the Business, including all of its customer accounts, together with all of the goodwill and other assets related thereto.

     D. Subject to and upon the terms and conditions hereinafter set forth, Buyer desires to purchase the Business and all of the goodwill and other assets related thereto, free and clear of any and all liabilities, liens, claims, and encumbrances of every kind and character whatsoever, excepting only Permitted Encumbrances (as defined below) and those liabilities hereinafter expressly provided to be assumed by Buyer.

     E. Subject to and upon the terms and conditions hereinafter set forth, each of the Partners desires to sell their respective interests in the Partnership (each a "Partnership Interest") to either Parent or Buyer, as the case may be, and all of the goodwill related thereto, free and clear of any and all liabilities, liens, claims, and encumbrances of every kind and character whatsoever.


                                    AGREEMENT

     NOW, THEREFORE, in consideration of the above recitals, which are hereby made a part of this Agreement, and the following mutual promises, it is hereby agreed as follows:

     1. WARRANTIES, REPRESENTATIONS AND COVENANTS OF PRINCIPALS. To induce the making of the transaction hereinafter provided for, Principals jointly and severally represent and warrant as follows with respect to Seller, subject to any exceptions set forth in the Schedule attached hereto as Exhibit A (hereinafter called the "Schedule"). For purposes of this Agreement any representation and warranty made "to the best of our knowledge" shall mean that such representation and warranty is being made after the Principals have conducted a due diligence investigation by (i) consulting with Joseph I. Abramson and F. Richard Pannoni, (ii) reviewing Seller's physical operation and Seller's files and correspondence with respect to the subject matter of such representation and warranty and (iii) making inquiry of Joseph Serio, Dennis Topper and David Linville (each such person, together with Joseph Abramson, F. Richard Pannoni and Guerriero are referred to collectively herein as the "Executive Committee").

           1.1 CORPORATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; and has the corporate power to own or lease its properties and to carry on its Business as now being conducted. Seller does not own any capital stock in any corporation, is not a partner in any partnership and is not a member of any limited liability company. Other than with respect to the Commonwealth of Virginia, the State of West Virginia and the District of Columbia, Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business requires such qualification.

           1.2 OWNERSHIP. Shareholders own all of the outstanding capital stock of Seller.

           1.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement by Seller and Shareholders, including without limitation the sale, conveyance, transfer and delivery contemplated hereby:

               (a) Have been duly and effectively authorized by the Board of Directors of Seller, with respect to the Business and the assets sold by Seller hereunder;

               (b)    Have been authorized and approved by Shareholders; and

               (c) Do not and will not violate any provision of any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign or conflict with, or result in a breach of, or constitute a default under the Articles of Incorporation or By-Laws of Seller, or any material agreement or instrument to which any of Seller and Shareholders is a party or by which any of them is bound. Furthermore, this Agreement constitutes a valid and binding obligation of Seller and Shareholders in accordance with its terms.

           1.4 FINANCIAL STATEMENTS. Exhibit B-1 contains the audited balance sheet of Seller as of April 30, 1994, and for the two years then ended and the related statements of income and retained earnings and statements of cash flows for such fiscal years (the "Financial Statements"). Exhibit B-2 contains the unaudited balance sheet of Seller as of December 31, 1994 and December 31, 1993, and related unaudited statements of income and retained earnings for such eight month periods (the "Interim Statements"). Exhibit B-2 also contains in comparative form the budgeted amounts and actual results for such eight month period. The Financial Statements and the Interim Statements (i) are correct and complete in all material respects, (ii) have been prepared in accordance with the books and records of Seller, (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, except in the case of the Interim Statements (a) subject to year-end adjustments and footnotes and (b) with respect to valuation of inventory for such period, there has been no adjustment to the LIFO reserve; and (iv) with respect to the Financial Statements, fairly present the financial position of Seller on the dates indicated and the results of its operations for the periods then ended, and with respect to the Interim Statements, fairly present in all material respects the financial position of Seller on the dates indicated and the results of its operations for the periods then ended. For purposes of this Agreement, "Latest Balance Sheet" means the audited balance sheet of Seller as of April 30, 1994.

           On or prior to February 15, 1995, Seller will provide a balance sheet as of January 31, 1995 and statements of income and retained earnings for the nine month period then ended. From and after the date hereof (other than with respect to the January 31, 1995 Balance Sheet and statements of income and retained earnings which will be provided as set forth in the immediately preceding sentence) and through the end of each month prior to the Closing Date (as such term is defined in Section 12 below), within twenty days after the end of each month, Seller will provide balance sheets as of the month then ended, and statements of income and retained earnings for the period from May 1, 1994 through the end of such month.
     The financial statements delivered pursuant to the preceding two sentences are hereinafter referred to as the "Monthly Statements." Upon delivery of each Monthly Statement, Principals shall be deemed to have made the same representations and warranties with respect to such Monthly Statements as Principals made about the Interim Statements.

           Principals will cooperate with and provide to Buyer any and all other financial statements and other disclosures needed to satisfy applicable requirements of the Securities and Exchange Commission and applicable laws with respect to reporting of the transaction contemplated herein by Buyer before and after the Closing Date.

           1.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the Financial Statements, the Interim Statements or disclosed in paragraph 1.5 of the Schedule, Seller has no liabilities or obligations of any nature, whether secured or unsecured, accrued, absolute, contingent or otherwise, whether due or to become due, that would, individually or in the aggregate, materially affect the Business or the Seller. All debts, liabilities and obligations incurred after April 30, 1994 (the "Balance Sheet Date") have been incurred in the ordinary course of business, and do not and will not individually or in the aggregate have a material adverse effect upon the Business or financial condition of Seller.

           1.6 TITLE TO ASSETS AND ABSENCE OF ENCUMBRANCES. Seller owns and has good and marketable title to all Assets (as defined in Section 4 below) being sold by it hereunder, such Assets to be free and clear of any liens and encumbrances of every kind and nature, except for (i) Permitted Encumbrances; (ii) liens and encumbrances to be discharged on or before the Closing Date; and (iii) interests of lessors with respect to property leased by Seller. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets being sold hereunder or pursuant hereto in Buyer (except for the motor vehicles which require the registration of titles with the Maryland Motor Vehicle Administration), free and clear of any liens and encumbrances of every kind and nature, except Permitted Encumbrances and interests of lessors with respect to property leased by Seller.

           The Assets to be acquired by Buyer hereunder include all assets necessary for the operation of the Business as it has been operated by Seller.

           1.7    REAL PROPERTY AND LEASEHOLDS.  There is listed in paragraph
     1.7 of the Schedule (i) a description of the Real Estate and (ii) a description of the lease to which the Real Estate is subject and under which the Partnership is the lessor and Seller is the lessee (the "Real Estate Lease"). Except as indicated in paragraph 1.7 of the Schedule:

               (a) Seller owns no real property. Seller leases no real property as lessee, lessor, sublessee or sublessor, except the Real Estate subject to the Real Estate Lease. Seller has a valid leasehold interest in the Real Estate pursuant to the Real Estate Lease;

               (b) The Real Estate Lease is valid, binding and enforceable in accordance with its terms and there does not exist under the Real Estate Lease any default or any event which with notice or lapse of time or both would constitute a material default thereunder which the Partnership will not waive on the Closing Date;

               (c) Except as set forth in the letter from NCS East, Inc. to Parent dated January 25, 1995 (the "NCS Letter") and to the best of our knowledge, (i) the plants, buildings and structures located on the Real Estate and those reflected on the Latest Balance Sheet are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses (giving due account to the age and length of use of same, ordinary wear and tear excepted) and, (ii) in the case of each plant, building and other structure (including without limitation, the roofs thereof), are structurally sound in all material respects;

               (d) Seller currently has access to public roads or valid easements over private streets or private property for such ingress to and egress from the Real Estate as is necessary for the conduct of the Business of Seller, except for such access or easements which are not valid and which would not, individually or in the aggregate, have a material adverse effect on the value or present use of such property;


               (e) Except for the encumbrances described in paragraph 1.7(e) of the Schedule (the "Permitted Encumbrances"), none of the material structures on the Real Estate encroaches upon real property of another person, and no structure of any other person substantially encroaches upon any of the Real Estate;


               (f)    The Real Estate is not subject to any liens, except
           (i) Permitted Encumbrances and (ii) liens to be discharged on or before the Closing Date; and


               (g) There are no other matters affecting the Real Estate pending or, to the best of our knowledge, threatened which might reasonably be expected to have a material adverse effect on the condition of the assets, properties or business of Seller, materially interfere with any present use of such property or materially adversely affect the marketability of such properties.

           1.8 TANGIBLE PERSONAL PROPERTY. There is listed in paragraph 1.8 of the Schedule (i) a description of each item of tangible personal property (other than Inventory, as defined below) owned by Seller, including any item of fully depreciated tangible personal property, (ii) a description of each item of tangible personal property not owned by Seller but in the possession of or used in the Business of Seller, and (iii) a description of any leases relating to the use of each such item of tangible personal property not owned by Seller. Except as indicated in paragraph
     1.8 of the Schedule:

               (a) Seller has good and marketable title to each item of such tangible personal property described in Section 1.8(i) above, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due and liens which do not materially detract from the value of such property as now used, or materially interfere with any present use of such property;

               (b) As to each item of such tangible personal property now leased by Seller, the present condition of each item complies with the requirements of the applicable agreement between Seller and the owner or lessor thereof;

               (c) Each item of tangible personal property listed in paragraph 1.8 of the Schedule is in satisfactory operating condition and repair and is fit for Seller's current intended purposes, ordinary wear and tear excepted; and


               (d) Except as set forth in paragraph 1.8(d) of the Schedule, Seller owns or otherwise has the right to use all of the tangible personal property now used by it in the operation of its Business or the use of which is necessary for the performance of any material contract or letter of intent or proposal to which it is a party.

           1.9 INTELLECTUAL PROPERTY. There is listed in paragraph 1.9 of the Schedule (the "Intellectual Property") (i) a description of the items of intellectual property owned by, or used in the Business of Seller, including but not limited to, United States and foreign patents, patent applications, tradenames, trademarks, tradename and trademark registrations, copyright registrations and applications for any of the foregoing and (ii) a true and complete list of all licenses or similar agreements or arrangements to which Seller is a party either as licensee or licensor for each such item of intellectual property. Except as indicated in paragraph 1.9 of the Schedule:


               (a) Seller is the owner of all right, title and interest in and to each such item of Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims;

               (b) No interference actions or other judicial or adversary proceedings concerning any of such items of Intellectual Property have been initiated, and no such action or proceeding is, to the best of our knowledge, threatened and there is no reasonable basis for any action or proceeding, which if adversely determined, would have a material adverse effect on Seller;


               (c) Seller has the right and authority to use said items of Intellectual Property in connection with the conduct of its Business in the manner presently conducted, and Seller has not received notice that such use conflicts with, infringes upon or violates any rights of any other person, firm or corporation; and


               (d) There are no outstanding, nor to the best of our knowledge, any threatened disputes with respect to any licenses or similar agreements or arrangements described in paragraph 1.9 of the Schedule.

           Promptly after the Closing Date, Seller shall change its name to a name that does not include the name Continental or any of the other tradenames listed in paragraph 1.9 of the Schedule, nor any variations thereof.

           1.10   CONDITION OF INVENTORY.

               (a) Seller's inventories of refrigerated products, frozen products, dry products, canned products and packaged products, tableware, cleaning supplies and other non-food products which are reflected on the Latest Balance Sheet and on the latest Monthly Statement were purchased or acquired in the ordinary course of business and in a manner consistent with the regular inventory practices of Seller and, except for any inventory described on paragraph 1.10(a) of the Schedule, and other than certain damaged inventory, the value of which in the aggregate does not exceed 0.25% of the cost of inventory as reflected on the Closing Balance Sheet, are new, good and merchantable, and are salable in the ordinary course of business without discount from the prices generally charged by Seller for like items. Except for the inventory described on paragraph 1.10(a) of the Schedule, the quantities of such inventory held by Seller are reasonable and justified in the present circumstances of its Business. On the Balance Sheet Date, Seller's inventories which are reflected on the Latest Balance Sheet were priced at lower of cost (on the last-in first-out basis) or market, and were (as to classes of items inventoried and methods of accounting and pricing) determined in a manner consistent with prior years.

               (b) Seller has not acquired or disposed of any significant quantity of inventory since the Balance Sheet Date, except in the ordinary course of business and in accordance with customary past practices with respect to quantities and terms.

               (c) The inventory report previously delivered by Seller to Buyer and attached hereto as paragraph 1.10(c) of the Schedule, is a true, correct and complete list of all of Seller's Inventory as of the date indicated on such report, and the Inventory list to be delivered on the Closing Date, reflecting Seller's on-hand Inventory as of the Cut-Off Date will be a true, correct and complete listing of Seller's Inventory as of the Cut-Off Date.

           1.11 ACCOUNTS PAYABLE. Except as set forth on paragraph 1.11 of the Schedule, the accounts payable reflected on the Closing Balance Sheet will constitute only claims by unrelated third parties against Seller incurred in the ordinary course of Business.

           1.12 CONDUCT OF BUSINESS. Since the date of the Latest Balance Sheet, there has not been and, between the date of this Agreement and the Closing Date, there will not be, except as disclosed in paragraph 1.12 of the Schedule:

               (a) Any increase in encumbrance against the Real Estate, or change in the condition (financial or other), properties, assets or liabilities of the Business being sold or transferred hereunder, except changes in the ordinary course of business, none of which has had or will have a material adverse effect on the Business;

               (b) Any material change in the billing or pricing methods or practices followed by Seller without Buyer's consent or assuming no change required by applicable laws any change in depreciation or amortization policies or rates theretofore adopted;

               (c) Any sale, transfer, lease, abandonment or other disposition by Seller, other than in the ordinary course of the Business, of any inventory, supplies, vehicles, machinery, equipment or other operating properties or other assets to be sold hereunder used by Seller;

               (d) Any increase since December 2, 1994, in the compensation of any member of the Executive Committee, any Shareholder, any district sales manager or any other sales management personnel or any termination of the employment of any such persons;


               (e) Any direct or indirect distribution by Seller to Shareholders, as a dividend, redemption of stock, payments on debts or otherwise, except for

                     (i) salaries paid to Shareholders in accordance with past practices;

                     (ii) distribution of the proceeds received by Seller in payment of the outstanding balance on a loan from Seller to the Partnership, not to exceed $139,500, exclusive of interest, identified with a double asterisk ("**") on paragraph 1.12(e)(iii) of the Schedule, in addition to an amount equal to the difference between (i) rent paid by Seller under the Real Estate Lease and (ii) the amount of the Partnership's payment of debt service on obligations secured by the Real Estate;

                     (iii) payment of the outstanding principal and interest due under each of the notes identified with an asterisk ("*") on paragraph 1.12(e)(iii) of the Schedule (collectively, the "Shareholder Notes"); and

                     (iv) payment of an amount not in excess of $2,700,000, representing Seller's good faith estimate of the amount by which the April 30 Threshold Amount (as defined in Section 6.1 below) will be exceeded by the Closing Date Threshold Amount (as defined in Section 6.1 below), as reflected in the Closing Balance Sheet delivered pursuant to Section 6.3 below.

               (f) Any payments with respect to rental of real estate except for payments in an amount equal to $57,000 per month to the Partnership for rental of the Real Estate and expenses Seller is required to pay under the Real Estate Lease;

               (g) Any change by Seller in its methods of accounting (except as may be required by law);

               (h) Any change by Seller in its policies for timing and recognition of allowances, rebates, concessions from vendors and similar items (except as may be required by law);

               (i) Any business interruption, damage, loss or other occurrence having a material adverse effect (after giving effect to any available insurance coverage) on the Business or the Real Estate or other assets herein provided to be sold or transferred, whether or not covered by insurance, as a result of any accident, fire, casualty, act of God or the public enemy, or any labor dispute or disturbance;

               (j) Any conduct of the Business other than in the ordinary course (or otherwise contemplated hereunder), including any deviation from past standards of quality of products and services or any reduction in efforts or funds expended by Seller to (1) repair and maintain vehicles and other equipment to be sold to Buyer,
           (2) replace inventories of merchandise held for sale to customers,
           (3) promote and sell new items and accounts, (4) purchase and maintain inventories of supplies and repair parts, and (5) perform all other activities required to maintain the long-term viability and quality of the Business, none of which would individually or in the aggregate have a material adverse effect on the Business or its results of operations;

               (k) Any terminations, changes or violations of any of the leases, including without limitation, the Real Estate Lease, contracts, commitments, licenses or other arrangements of the Business, except as required hereunder or as such changes or terminations occur in the ordinary course of business, none of which shall have been materially adverse;

               (l) Any new borrowing, materially increased borrowing or new contracts or commitments for the Business, except in the ordinary course of its Business for the purchase or sale of services, merchandise or supplies;

               (m) Any violations of any permits, licenses, restrictive covenants, laws or regulations materially adversely affecting the Real Estate or any of the property or assets herein provided to be sold or transferred;

               (n) Any contribution (or obligation incurred to make such a contribution) by Seller to any trust or insurance contract under a pension, profit sharing or other retirement plan (including post-retirement medical coverage) maintained or previously contributed to by any of the Principals for Seller's employees, other than contributions required by law; provided that between the date hereof and the Closing Date, Seller shall continue to accrue contributions to the Continental Foods 401(K) and Profit Sharing Plan through the Closing Date, in a manner consistent with the Interim Financial Statements (the accrual for the $49,629.15 attributable to the additional contribution for the period ending on the Cut-Off Date (as defined below) shall be deemed to be consistent);

               (o) Any delivery of services to Seller's customers through the use of independent contractors or agents who are not employees of Seller;

               (p) Any decrease from April 30, 1994 through the Closing Date of more than 15% in the number of Seller's sales and management employees; or

               (q) Any other occurrence, event or condition which materially adversely affects the properties, assets or business being sold or transferred to Buyer hereunder.

           1.13 BUSINESS RECORDS. Seller has provided Buyer and its agents with access to, and following the execution of this Agreement, Seller will continue to make available to Buyer and its agents all of the business records of Seller, including specifically but not exclusively information relating to customers, customer service agreements and purchase orders, customer invoice copies, correspondence with customers, accounts receivable and sales records showing details concerning purchases and payments by customers, payroll and commission records, personnel records, and records of purchases from, accounts payable and payments to significant suppliers.

           1.14 BUSINESS ORGANIZATION. During the period beginning on the date of the Latest Balance Sheet and continuing up to and including the Closing Date, Seller has used and will use its best efforts to preserve the Business intact; to keep available to Buyer the services of the present employees of Seller, to the extent that Buyer may desire to retain such services; and to do nothing to undermine the goodwill of those employees and the suppliers, customers and others having business relations with Seller.

           1.15    MATERIAL DOCUMENTS, DEBTS AND RESTRICTIVE CONTRACTS.
     Attached hereto as paragraph 1.15 of the Schedule is a true and complete list of all contracts, agreements, commitments and other documents to which Seller is a party or by which Seller, the Business or any of the assets or employees of Seller is in any way affected or bound, which require a payment to or a payment from Seller of $5,000 per year or more and are not cancellable by Seller without penalty on no more than thirty (30) days' notice (collectively, the "Contracts"), including without limitation, each written obligation of Seller for the repayment of borrowed money, or obligation to which the Business or any asset of Seller is subject.

           Except as set forth in paragraph 1.15 of the Schedule:

               (a) Neither the Seller, nor to the best of our knowledge, any of Seller's employees is a party to any contract, license agreement or restriction, whether written or otherwise, which is unduly burdensome or which limits or restricts the scope of operation of the Business or the sale or use of Seller's properties;

               (b) Seller is not a party to any sales or sales agency agreements or arrangements binding Seller with respect to its services, products or the sale thereof that are not terminable at will or that would survive and apply to the sale provided for in this Agreement;

               (c) Seller has no continuing agreement or contractual arrangements with any person or venture which would survive the transaction herein provided for and be applicable and binding upon Buyer except for those expressly assumed by Buyer;

               (d) Seller is not obligated under any contract or agreement, for the provision of merchandise, supplies or services for the Business, which is not cancellable by Seller without penalty on no more than thirty (30) days notice; and

               (e) With respect to contracts with Seller's suppliers, no contract with any of Seller's suppliers contains any performance obligations of Seller that would affect the prices, discounts or availability of products to be sold in the Business after its purchase by Buyer and no such supplier has given Seller any written or oral notice of intent to cancel any such contract.

           Copies of all Contracts in the possession of Seller have heretofore been delivered to Buyer by Seller, are true and complete and include all amendments, supplements and modifications thereof.

           Except as set forth in paragraph 1.15 of the Schedule, (i) all of the Contracts are in full force and effect; (ii) Seller has performed in all material respects all of the obligations required to be performed by it under the Contracts; (iii) neither Seller nor to the best of our knowledge any of the other parties to the Contracts are in default in any respect which, under the terms of such Contracts, constitutes an event of default;
     (iv) to the best of our knowledge, there is no existing state of facts that would give rise, by the passage of time or the giving of notice, to an event of default thereunder; and (v) the Contracts are assignable to Buyer without such assignment constituting an event of default thereunder.

           1.16 LICENSES AND PERMITS. All licenses, permits, franchises, approvals and governmental authorizations (collectively the "Licenses and Permits") required for Seller and the operation of the Business are listed in paragraph 1.16 of the Schedule. To the best of our knowledge, except for the Licenses and Permits, no other such licenses, permits, franchises, approvals and governmental authorizations are required for Seller or the operation of the Business. Copies of all Licenses and Permits have heretofore been delivered to Buyer by Seller. Except as set forth in paragraph 1.16 of the Schedule, (i) all Licenses and Permits are in full force and effect; (ii) Seller has performed in all material respects all obligations required to be performed by it to date under any Licenses and Permits; (iii) Seller is not in default under any Licenses or Permits or the laws, regulations and requirements of the licensing and permit authorities; and (iv) all such Licenses and Permits will be assigned to Buyer on the Closing Date.

           1.17 INSURANCE. Paragraph 1.17 of the Schedule sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by Seller. All such policies (a) are in full force and effect and (b) provide insurance coverage for the assets and operations of Seller for all risks normally insured against by persons carrying on the same business as Seller. Except as disclosed on paragraph 1.17 of the Schedule, and to the best of our knowledge, there has been no threatened termination of, or premium increase whether retrospective or prospective with respect to any of such policies.

           1.18   LABOR AND EMPLOYMENT AGREEMENTS.  Paragraph 1.18 of the
     Schedule identifies (i) each collective bargaining agreement and other labor agreement to which Seller is a party or by which it is bound; and
     (ii) each written or material oral agreement providing an individual or employee with rights to employment, severance pay, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, vacation, sick leave, incentive pay, holiday leave, salary continuation during short absences for illness or other reasons, and any other plan, agreement, arrangement or commitment by Seller to provide benefits not previously listed to which the Seller is a party, or by which it is or may be bound (other than benefits under Welfare Plans or Retirement Plans as defined in paragraph 1.20 hereof). Seller is not, and, to the best of our knowledge, no other party to any such agreement is, in default with respect to any material term or condition thereof, nor, to the best of our knowledge, has any event occurred which through the passage of time or the Seller's notice, or both, would constitute a material default thereunder by Seller or any other party to such agreement, or would cause the acceleration of any material obligation of Seller or any other party to such agreement. Seller has delivered to Buyer true and complete copies of all agreements identified in paragraph
     1.18 of the Schedule.  Except as set forth in paragraph 1.18 of the
     Schedule:

               (a) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities;

               (b) Since May 1, 1992, no unfair labor practice complaint has been brought or, to the best of our knowledge, threatened, against Seller before any federal, state or local agency, no labor strike affecting the Seller has been brought nor, to the best of our knowledge, threatened, and no grievance has been brought nor, to the best of our knowledge, threatened against Seller;

               (c) No organization or representation proceeding has been brought or, to the best of our knowledge, threatened, respecting the employees of Seller, and no such proceeding has been brought within the three (3) year period prior to the date of this Agreement;

               (d) No arbitration proceeding arising out of or under any collective bargaining agreement has been brought or, to the best of our knowledge, threatened, and, to the best or our knowledge, no basis for any such proceeding exists which, if adversely determined, would have a material adverse effect on Seller;

               (e) All accrued obligations of Seller, whether arising by operation of law, contract or past custom for unemployment compensation benefits, pension benefits, salaries, bonuses, sick leave, severance, vacation and other forms of compensation payable to the officers, directors and/or other employees of Seller, or to trusts or other funds or to any governmental agency, in respect of the services rendered by any such individuals prior to the date hereof, have been paid or accruals therefor have been made in the Financial Statements; and

               (f) No trade union, council of trade unions, affiliated bargaining agency or employee bargaining agency has bargaining rights for any of Seller's employees pursuant to the provisions of all applicable laws, rules or regulations relating to the employment of labor.

           1.19 ENVIRONMENTAL MATTERS. Except as set forth in the Phase I Environmental Audit of 2700-2704 Wilmarco Avenue, dated June 21, 1989 and the Phase II Environmental Audit of 2700-2704 Wilmarco Avenue, dated August 18, 1992, in each case as prepared by Penniman & Browne, Inc. (collectively, the "Environmental Audit") and the supplemental environmental report anticipated to be received prior to the Closing Date to be prepared either by Penniman & Browne, Inc. or by KCI Technologies, Inc. (the "Supplemental Report"), Seller has not, and to the best of our knowledge no third party has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Real Estate, any toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitations, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601-9657, as amended) have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Real Estate, nor has any activity been undertaken on the Real Estate that would cause or contribute to (a) the Real Estate becoming a treatment, storage or disposal facility within the meaning of, or otherwise bring the Real Estate within the ambit of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Real Estate within the ambit of CERCLA or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Act, 33 U.S.C. Section 1251 et seq., or the Clean Air Act, 42 U.S.C. Section 7401 et seq., or any similar state law or local ordinance. To the best of our knowledge, there are no substances or conditions in or on the Real Estate that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements. There are no above ground or, to the best of our knowledge, underground tanks that have been located under, in or about the Real Estate which have been subsequently removed or filled. To the best of our knowledge, to the extent storage tanks exist on or under the Real Estate, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

           1.20   PENSION AND WELFARE PLANS.

               (a) WELFARE BENEFIT PLANS. Attached hereto as paragraph 1.20(a) of the Schedule is a list of each group life insurance, disability, medical, dental, severance pay and other plan which is an "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")) maintained or contributed to by Seller for its employees or former employees (each a "Welfare Plan"). Seller has not established or contributed to any trust used to fund any Welfare Plan. All payments due from Seller on account of Welfare Plans have been paid or accrued on the books of Seller and no such payment is delinquent for purposes of obtaining a timely income tax deduction or under the terms of the applicable plan or federal law.

               (b) PENSION BENEFIT PLANS. Paragraph 1.20(b) of the Schedule shall also list each deferred profit sharing, deferred compensation and pension plan (including without limitations each multi-employer plan) which is an "employee pension benefit plan" (as defined in
           Section 3(2) of ERISA) maintained or contributed to by Seller for its employees or former employees (each a "Retirement Plan"). All payments due from Seller on account of Retirement Plans have been paid or accrued on the books of Seller and no such payment is delinquent for purposes of obtaining a timely income tax deduction or under the terms of the applicable plan or federal law. With respect to each Retirement Plan that is subject to the pension funding rules of Title I, Part 3 of ERISA (each a "Pension Plan"), no unfunded liability for past service exists and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA), whether or not waived, exists. The value of accrued benefits and assets of each Pension Plan as of the end of its most recent fiscal year will be set forth in paragraph 1.20 of the Schedule.

                  Seller has no "ERISA Affiliate", which means any employer, that together with Seller, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

                No Retirement Plan has been partially or wholly terminated.

               (c) COMPLIANCE WITH ERISA AND OTHER LAWS. All of the Retirement Plans and any related trust agreements or annuity contracts (or any other funding instruments) comply (except for provisions that may be amended retroactively after the date hereof during plan years beginning in 1994, pursuant to Section 1140 of the Tax Reform Act of 1986 and similar laws, regulations and rulings) with the applicable provisions of ERISA, the Code, and all other applicable laws, rules and regulations; a favorable determination as to the qualification under the Code of each of the Retirement Plans and each trust operated thereunder, and any amendments thereto, has been made by the Internal Revenue Service and a true and complete copy of each letter stating such a favorable determination has been delivered to Seller.

                Each Welfare Plan and each Retirement Plan has been administered to date in compliance with its plan and trust provisions and the applicable requirements of ERISA, the Code and the Pension Benefit Guaranty Corporation ("PBGC"). No liability to the PBGC has been incurred by Seller on account of any termination of a Pension Plan subject to Title IV of ERISA. Seller has not withdrawn in a "complete withdrawal" or a "partial withdrawal" (as those terms are defined in Section 4201(b) of ERISA) from any Pension Plan that is a multi-employer pension plan.

               (d) PLAN DOCUMENTS AND REPORTS. Seller has delivered to Buyer true and complete copies of (i) each Welfare Plan and each Retirement Plan, including related trust agreements or annuity contracts or any other funding instruments and summary plan descriptions, as amended to date, and (ii) the most recent actuarial report (including without limitation a statement of all actuarial methods and assumptions used therein) prepared for each Pension Plan other than an "individual account plan."

               (e) BENEFIT CLAIMS. Except as may be disclosed on Schedule 1.20(e), there exist no pending (or to the best of our knowledge, threatened) government lawsuit, investigation or other proceeding with respect to any Welfare Plan, Retirement Plan or plan, agreement, arrangement or commitment referred to in paragraph 1.18(ii) under which Seller, any of the foregoing or any fiduciary with respect thereto is alleged to have violated any order, judgment, decree, law, rule or regulation or the rights of such participants or beneficiaries, or failed to pay any civil penalty, excise tax or benefit due any participants or beneficiary, which lawsuits, investigations or proceedings have not been barred by the lapse of time or settled, paid or otherwise satisfied as of the Balance Sheet Date, no such matter has arisen or been asserted since then, and to the best of our knowledge no facts exist that could result in any liability to Seller with respect to such matters.

               (f) CONTINUATION OBLIGATIONS. Seller shall be solely responsible for satisfying any employee benefit continuation obligations Seller may have before or after the Closing Date relating to "qualifying events" (as defined in Section 603 of ERISA) occurring on or prior to the Closing Date with respect to its employees, former employees and their beneficiaries under its Welfare Plans, Sections 601 through 609 of ERISA and any applicable state law, as a result of the transactions contemplated by this Agreement or otherwise.

           1.21   TAX MATTERS.

               (a) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller.

               (b) There are no liens for Taxes upon the Real Estate or any assets of Seller.

               (c) Seller has filed by the applicable due date (including extensions thereof) all returns or documents with respect to Taxes which are required to be filed, and such returns are correct. Seller is not delinquent with respect to payment of any Taxes.

               (d) No deficiency for any Taxes has been proposed, asserted or assessed against Seller that has not been resolved and paid in full or settled without any amounts due or owing. Except as described on paragraph 1.21(d) of the Schedule, since January 1, 1985, there has been no tax audit or other administrative proceeding or court proceeding with regard to any Taxes nor is any such tax audit or other proceeding pending or, to the best of our knowledge, threatened with regard to any Taxes. Seller does not expect the assessment of any additional Taxes of Seller and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of Seller that would exceed the estimated reserves established on Seller's Financial Statements.

               (e) Seller elected its status under Subchapter "S" of the Code on or before December 31, 1986 and as of the date hereof such status has not been revoked or terminated.

           1.22 CUSTOMER INFORMATION. The information previously provided by Seller to Buyer by facsimile transmission regarding the top twenty (20) customers of Seller (counting customers in various locations from the same chain store as one customer) (a "Major Customer") who have generated the largest revenues for Seller during the period from the Balance Sheet Date through January 25, 1995, and the information provided by Seller to Buyer by facsimile transmission regarding the top 50 customers of Seller (counting customers in various locations as separate customers) who have generated the largest revenues for Seller during each of its last two (2) fiscal years is true and correct.

           1.23 CUSTOMER RELATIONSHIPS. With respect to the Business, except as set forth in paragraph 1.23 of the Schedule (which shall identify customer names and dollar amounts involved with respect to each exception):

               (a) Seller has received no notice (written or otherwise) from any Major Customer of its intention to cease doing business or to reduce its current business with Seller, and, to the best of our knowledge, no Major Customer intends to do so;

               (b) There are no customer accounts for Major Customers which have made deposits or prepayments that remain as liabilities of Seller;

               (c) Since the Balance Sheet Date, there has been no change in the credit terms offered by Seller to any Major Customers;

               (d) Except as disclosed on paragraph 1.23 of the Schedule, all of Seller's contracts with its Major Customers are assignable to Buyer without such assignment constituting an event of default thereunder; and

               (e) The listing of Seller's accounts receivable previously provided by Seller to Buyer as of a date within two (2) days of the date hereof, is true and correct as of the date set forth therein.

           1.24 NO LITIGATION. Except as disclosed in paragraph 1.24 of the Schedule, there are no claims, disputes, actions, proceedings or investigations of any nature pending (or, to the best of our knowledge, threatened) against or involving the Principals, the Business, any of the assets to be sold hereunder, any of the Assumed Liabilities (as hereinafter defined) or any of Seller's officers, directors, or any member of the Executive Committee arising out of or in connection with their participation in the Business, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Seller is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

           1.25 COMPLIANCE WITH LAWS. Seller has not violated or failed to comply with any statute, law, ordinance or regulation of any government or department or agency thereof in the conduct of the Business which could have a material adverse effect on the Business or the financial condition of Seller. Seller has not received notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the Business.

           1.26 GENERAL WARRANTIES. No representation or warranty of Principals contained in this Agreement, the Schedule, any exhibit hereto or in any statement (including, but not limited to, financial statements), certificate, instrument of transfer or conveyance or other document furnished to Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

           1.27 PROHIBITED PAYMENTS. Seller has not entered into any understanding, agreement or arrangement, written or oral, under or pursuant to which bribes, kickbacks, illegal rebates, payoffs or other forms of illegal payments have been or will be made, provided for or suffered.

     2. WARRANTIES, REPRESENTATIONS AND COVENANTS OF THE MANAGING GENERAL PARTNER. To induce the making of the transactions hereinafter provided for, the Managing General Partner represents and warrants as follows with respect to the Partnership, subject to any exceptions set forth in the Schedule. For purposes of this Agreement any representation and warranty made "to the best of my knowledge" shall mean that such representation and warranty is being made after the Managing General Partner has conducted a due diligence investigation by
(i) consulting with Joseph I. Abramson and F. Richard Pannoni and (ii) reviewing the Partnership's physical operation and files and correspondence with respect to the subject matter of such representation and warranty.

           2.1 ORGANIZATION. The Partnership is duly organized and is validly existing as a general partnership under the laws of the State of Maryland, with full power and authority to conduct all activities conducted by it, to own or lease all assets owned or leased by it and has filed all documents required to be filed in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such filing. The Partnership does not own any capital stock in any corporation, is not a partner in any partnership and is not a member of any limited liability company.

           2.2 OWNERSHIP. The Partners together own all of the outstanding Partnership Interests, free and clear of any liens or encumbrances, except those which will be discharged on or prior to the Closing Date.

           2.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement by the Partners, including without limitation the sale, conveyance, transfer and delivery contemplated hereby:

               (a) Have been duly and effectively authorized and approved by the Partners;

               (b) Do not and will not violate any provision of any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign or conflict with, or result in a breach of, or constitute a default under the Duke Associates Partnership Agreement, dated February 15, 1985, as amended, or any material agreement or instrument to which any of the Partners is a party or by which any of them is bound. The Partners' respective assignment of their Partnership Interests to Parent or Buyer, as the case may be, will not cause or be deemed to have caused a termination of the Partnership for Maryland state partnership law purposes. Furthermore, this Agreement constitutes a valid and binding obligation of each Partner in accordance with its terms.

           2.4 ABSENCE OF UNDISCLOSED LIABILITIES. The Partnership has no liabilities or obligations of any nature, whether secured or unsecured, accrued, absolute, contingent or otherwise, whether due or to become due, that would, individually or in the aggregate, materially affect the Real Estate or the Partnership, except for those obligations to be discharged on or before the Closing Date and other than pursuant to the Real Estate Lease. All debts, liabilities and obligations incurred by the Partnership have been incurred in the ordinary course of its business, and do not and will not individually or in the aggregate have a material adverse effect upon the Real Estate or financial condition of the Partnership.

           2.5 TITLE TO ASSETS AND ABSENCE OF ENCUMBRANCES. The Partnership owns, in fee simple, and has good and marketable title to the Real Estate, free and clear of any liens and encumbrances of every kind and nature, except for (i) Permitted Encumbrances, (ii) liens and encumbrances to be discharged on or before the Closing Date, and (iii) rights of Seller as tenant under the Real Estate Lease. The delivery to Buyer or Parent, as the case may be, of the assignment of general partnership interest, will vest good and marketable title to the Partnership Interests being sold hereunder or pursuant hereto in Buyer or Parent, as the case may be, free and clear of any liens and encumbrances of every kind and nature.

           2.6 REAL PROPERTY AND LEASEHOLDS. There is listed in paragraph 2.6 of the Schedule (i) a description of the Real Estate and (ii) a description of the Real Estate Lease under which the

     Partnership is the lessor and Seller is the lessee. Except for Permitted Encumbrances and except as indicated in paragraph 2.6 of the Schedule:

               (a) The Partnership has good and marketable, indefeasible, fee simple title to the Real Estate;

               (b) The Partnership owns no other real property and leases no other real property as lessee, lessor, sublessee or sublessor, except the Real Estate subject to the Real Estate Lease. The Partnership has a valid reversionary interest in the Real Estate subject to the Real Estate Lease;

               (c) The Real Estate Lease is valid, binding and enforceable in accordance with its terms and there does not exist under the Real Estate Lease any default or any event which with notice or lapse of time or both would constitute a material default thereunder which Seller will not waive on the Closing Date;

               (d) Except as set forth in the NCS Letter, and to the best of my knowledge, (i) the plants, buildings and structures located on the Real Estate are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses (giving due account to the age and length of use of same, ordinary wear and tear excepted) and, (ii) in the case of each plant, building and other structure (including without limitation, the roofs thereof), are structurally sound in all material respects;

               (e) The Real Estate currently has access to public roads or valid easements over private streets or private property for such ingress to and egress from the Real Estate as is necessary for the conduct of the Business of Seller, except for such access or easements which are not valid and which would not, individually or in the aggregate, have a material adverse effect on the value or present use of such property;

               (f) Except for the Permitted Encumbrances described in paragraph 2.6(f) of the Schedule none of the material structures on the Real Estate encroaches upon real property of another person, and no structure of any other person substantially encroaches upon any of the Real Estate.

               (g)   The Real Estate is not subject to any liens, except
           (i) Permitted Encumbrances and (ii) liens to be discharged on or before the Closing Date; and

               (h) There are no other matters affecting the Real Estate pending or, to the best of my knowledge, threatened which might reasonably be expected to have a material adverse effect on the condition of the Real Estate or materially interfere with any present use of such property or materially adversely affect the marketability of such property.

           2.7 TANGIBLE PERSONAL PROPERTY. The Partnership owns no item of tangible personal property.

           2.8 INTELLECTUAL PROPERTY. The Partnership owns no item of property of the type described in Section 1.9 above.

           2.9   ACCOUNTS PAYABLE.  The Partnership has no accounts payable.

           2.10 CONDUCT OF BUSINESS. Since the date of the Latest Balance Sheet, there has not been and, between the date of this Agreement and the Closing Date, the Partners shall not permit, except as disclosed in paragraph 2.10 of the Schedule:

               (a) Any increase in encumbrance against the Real Estate, or change in the condition (financial or other), properties, assets or liabilities of the Partnership, except changes in the ordinary course of business, none of which has had or will have a material adverse effect on the Partnership.

               (b) Any material change, assuming no change required by applicable laws, in depreciation or amortization policies or rates theretofore adopted by the Partnership;

               (c) Any change by the Partnership in its methods of accounting (except as may be required by law);

               (d) Any business interruption, damage, loss or other occurrence having a material adverse effect (after giving effect to any available insurance coverage) on the Real Estate, whether or not covered by insurance, as a result of any accident, fire, casualty, act of God or the public enemy, or any labor dispute or disturbance;

               (e) Any terminations, changes or violations of any of the leases, including without limitation, the Real Estate Lease, contracts, commitments, licenses or other arrangements of the Partnership, except as required hereunder or as such changes or terminations occur in the ordinary course of business, none of which shall have been materially adverse;

               (f) Any new borrowing, materially increased borrowing or new contracts or commitments for the Partnership, except in the ordinary course of its business for the purchase of services, merchandise or supplies;

               (g) Any violations of any permits, licenses, restrictive covenants, laws or regulations materially adversely affecting the Real Estate; and

               (h) Any other occurrence, event or condition which materially adversely affects the Real Estate, or Partnership Interests being sold or transferred to Buyer hereunder.

           2.11 BUSINESS RECORDS. The Partnership has provided Buyer and its agents with access to, and following the execution of this Agreement, the Partnership will continue to make available to Buyer and its agents all of the business records of the Partnership.

           2.12 BUSINESS ORGANIZATION. During the period beginning on the date of the Latest Balance Sheet and continuing up to and including the Closing Date, the Partners have used and will continue to use their best efforts to preserve the Partnership intact and to do nothing to undermine the goodwill of any person or entity having business relations with the Partnership.

           2.13 MATERIAL DOCUMENTS, DEBTS AND RESTRICTIVE CONTRACTS. Except for the Real Estate Lease and contracts representing obligations of the Partnership which will be discharged on or before the Closing Date, the Partnership has no contracts, agreements, commitments or other documents to which it is a party or by which it or any of its assets is in any way
     affected or bound.   Copies of all such contracts have heretofore been
     delivered to Buyer by the Partnership, are true and complete and include all amendments, supplements and modifications thereof. Other than with respect to certain prepayment notices required pursuant to Partnership loan agreements secured by the Real Estate, (i) all of such contracts are in full force and effect; (ii) the Partnership has performed in all material respects all of the obligations required to be performed by it under such contracts; (iii) neither the Partnership, nor to the best of my knowledge, any of the other parties to such contracts are in default in any respect which, under the terms of such contracts, constitutes an event of default; and (iv) to the best of my knowledge, there is no existing state of facts that would give rise, by the passage of time or the giving of notice, to an event of default thereunder.

           2.14 LICENSES AND PERMITS. All licenses, permits, franchises, approvals and governmental authorizations (collectively the "Partnership Licenses and Permits") required for the Partnership and the operation of its business are listed in paragraph 2.14 of the Schedule. To the best of my knowledge, except for the Partnership Licenses and Permits, no other such licenses, permits, franchises, approvals and governmental authorizations are required for the Partnership or the operation of its business. Copies of all Partnership Licenses and Permits have heretofore been delivered to Buyer by the Partnership. Except as set forth in paragraph 2.14 of the Schedule, (i) all Partnership Licenses and Permits are in full force and effect; (ii) the Partnership has performed in all material respects all obligations required to be performed by it to date under any Partnership Licenses and Permits; and (iii) the Partnership is not in default under any Partnership Licenses or Permits or the laws, regulations and requirements of the licensing and permit authorities.

           2.15 INSURANCE. Paragraph 2.15 of the Schedule sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by the Partnership. All such policies (a) are in full force and effect and (b) provide insurance coverage for the assets and operations of the Partnership for all risks normally insured against by persons carrying on the same business as the Partnership. Except as disclosed on paragraph
     2.15 of the Schedule, and to the best of my knowledge, there has been no threatened termination of, or premium increase whether retrospective or prospective with respect to any of such policies.

           2.16 LABOR AND EMPLOYMENT MATTERS. The Partnership has no employees.

           2.17 ENVIRONMENTAL MATTERS. Except as set forth in the Environmental Audit, and the Supplemental Report, the Partnership has not, and to the best of my knowledge no third party has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Real Estate, no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitations, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in CERCLA have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Real Estate, nor has any activity been undertaken on the Real Estate that would cause or contribute to (a) the Real Estate becoming a treatment, storage or disposal facility within the meaning of, or otherwise bring the Real Estate within the ambit of RCRA or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Real Estate within the ambit of CERCLA or any similar state law or local ordinance, or
(c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Act, 33 U.S.C.
Section 1251 et seq., or the Clean Air Act, 42 U.S.C. Section 7401 et seq., or any similar state law or local ordinance. To the best of my knowledge, there are no substances or conditions in or on the Real Estate that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements. There are no above ground or, to the best of my knowledge, underground tanks that have been located under, in or about the Real Estate which have been subsequently removed or filled. To the best of my knowledge, to the extent storage tanks exist on or under the Real Estate, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

           2.18  PENSION AND WELFARE PLANS.

               (a) WELFARE BENEFIT PLANS. The Partnership has no group life insurance, disability, medical, dental, severance pay or other plan which is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA.

               (b) PENSION BENEFIT PLANS. The Partnership has no deferred profit sharing, deferred compensation or pension plan (including without limitations each multi-employer plan) which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained or contributed to by the Partnership for any former employee.

                The Partnership has no "ERISA Affiliate", which means any employer, that together with the Partnership, would be treated as a single employer under Section 414 of the Code.

                No Retirement Plan has been partially or wholly terminated.

           2.19  TAX MATTERS.

               (a) There are no liens for Taxes upon the Real Estate or any assets of the Partnership.

               (b) The Partnership has filed by the applicable due date (including extensions thereof) all returns or documents with respect to Taxes which are required to be filed, and such returns or documents are correct.

               (c) No deficiency for any Taxes has been proposed, asserted or assessed against any Partner in connection with such Partner's participation in the Partnership that has not been resolved and paid in full or settled without any amounts due or owing. Since January 1, 1985, there has been no tax audit or other administrative proceeding or court proceeding with regard to any Taxes nor is any such tax audit or other proceeding pending or, to the best of my knowledge, threatened with regard to any Taxes.

           2.20 NO LITIGATION. There are no claims, disputes, actions, proceedings or investigations of any nature pending (or, to the best of my knowledge, threatened) against or involving any Partner or the Partnership arising out of or in connection with any Partner's participation in the Partnership, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. The Partnership is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

           2.21 COMPLIANCE WITH LAWS. The Partnership has not violated or failed to comply with any statute, law, ordinance or regulation of any government or department or agency thereof in the conduct of its business which could have a material adverse effect on its business or financial condition. The Partnership has not received notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its business.

           2.22 GENERAL WARRANTIES. No representation or warranty of the Managing General Partner contained in this Agreement, the Schedule, any exhibit hereto or in any statement (including, but not limited to, financial statements), certificate, instrument of transfer or conveyance or other document furnished to Buyer or Parent, as the case may be, pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

           2.23 PROHIBITED PAYMENTS. The Partnership has not entered into any understanding, agreement or arrangement, written or oral, under or pursuant to which bribes, kickbacks, illegal rebates, payoffs or other forms of illegal payments have been or will be made, provided for or suffered.

     3. WARRANTIES AND REPRESENTATIONS OF PARENT AND BUYER. To induce the making of the transaction hereinafter provided for, Parent and Buyer represent and warrant, for themselves, as follows:

           3.1 Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has the corporate power to own or lease its properties and to carry on its business as now being conducted.

           3.2 The execution, delivery and performance of this Agreement by Buyer and Parent, including without limitation the purchase and payments contemplated hereby:

               (a) Have been duly and effectively authorized by the respective Boards of Directors of Buyer and Parent; and

               (b) Do not and will not violate any provision of any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, or judgment or conflict with, or result in a breach of, or constitute a default under the respective Certificates of Incorporation or By-Laws of Buyer or Parent or any material agreement or instrument to which Buyer or Parent is a party or by which Buyer or Parent is bound.

           3.3 This Agreement constitutes a valid and binding obligation of each of Buyer and Parent in accordance with its terms.

           3.4 On or before the Closing Date, Parent will have made all applicable filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") and no objections thereto will have been received.

     4. PURCHASE AND SALE OF BUSINESS AND CERTAIN ASSETS. Subject to and upon the terms and conditions hereinafter set forth (and other than Policy No. 4067-121 issued by Royal Maccabees Life Insurance Company (the "Guerriero Life Insurance Policy") and Seller's deposit with the Internal Revenue Service under
Section 444 of the Code (the "444 Deposit"), which are not being acquired by Buyer) Seller hereby agrees to sell, transfer, convey and assign to (i) Parent the Assets described in Section 4.1 and (ii) Buyer the Assets described in
Section 4.2, and Parent and Buyer, as the case may be, agree to purchase from Seller, the following described properties and Business as of the Closing Date, whether or not listed on the Closing Balance Sheet (as defined in Section 6.3 below) (collectively, the "Assets"):

           4.1 PURCHASE BY PARENT. Accounts receivable of Seller in an amount equal to $2,425,000 (the "Parent-Purchased Accounts Receivable").

           4.2   PURCHASE BY BUYER.

               (a) All cash on hand, bank accounts, investments and similar assets;

               (b) All inventories of merchandise and supplies held for sale, wherever located, including without limitation, all refrigerated products, frozen products, dry products, canned products, packaged products, tableware, cleaning supplies and other non-food products (collectively the "Inventory");

               (c) All leasehold improvements affixed to the Real Estate which are not considered part of the Real Estate, fixtures, signs, furniture, equipment, vehicles, tools, supplies, delivery equipment, warehouse equipment and computer equipment and related software wherever located;

               (d) All prepaid items, deposits, and all other similar items of Seller, including without limitation the items to be listed on Exhibit C to be attached hereto on the Closing Date;

               (e) All accounts receivable of Seller (other than the Parent-Purchased Accounts Receivable, including without limitation any accounts receivable written off by Seller prior to the Closing Date and any security held by Seller for the payment of any accounts receivable, whether such accounts arose out of Seller's Business or otherwise (the "Buyer-Purchased Accounts Receivable");

               (f) All notes receivable of Seller, including without limitation, any security held by Seller for the payment thereof, whether such notes arose out of Seller's Business or otherwise (the "Notes Receivable");

               (g) To the extent assignable, all contracts and proposals for the sale or lease of Seller's Inventory and the sale of its services as described on Exhibit D to be attached hereto on the Closing Date, and all rights of Seller thereunder, including without limitation, all contracts to be assigned and customer deposits, customer sales and service agreements, work in process, unbilled services, purchase orders and proposals for services or merchandise, whether unfilled or partially filled (the "Purchased Contracts");

               (h) All of the Business and customer base of Seller as a going concern and its goodwill, including specifically the use of the name Continental and any variation thereof;

               (i) All rights and interests, if any, in the Intellectual Property and other assets described in Section 1.9;


               (j) All business records, personnel data, information regarding customers (active, inactive and prospective), correspondence with suppliers and customers, all lists of suppliers, all accounts receivable and payable records and all other records, documents and other information (both written and machine-readable) in Seller's possession as may be reasonably necessary to enable Buyer to see to the efficient and proper conduct and administration of the Business and assets herein being sold;

               (k) All Seller's rights necessary for the purpose of preserving and continuing existing arrangements (whether exclusive or otherwise) with the suppliers of Inventory (and any services essential to Seller's provision of services to its customers) and all rights under and pursuant to contracts with such suppliers, including any listed on the Schedule, for the purchase of Inventory not yet delivered and services not yet performed;

               (l) All rights under all leases of personal property and the Real Estate Lease to be described on Exhibit E and to be attached hereto on the Closing Date and all purchase options thereunder;

               (m) All rights to enforce any agreement restricting the conduct of any individual currently or formerly employed by Seller (whether as employee or independent contractor), or restricting the conduct of any party from whom Principals purchased any part of the Business or other assets being sold hereunder and to be described on Exhibit F attached hereto on the Closing Date; and

               (n) All of the other assets, property, rights and claims owned by Seller on the Closing Date, including without limitation all assets shown on the Closing Balance Sheet.

           4.3 TRANSFER OF PARENT-PURCHASED ACCOUNTS RECEIVABLE. Parent hereby directs Seller on the Closing Date to transfer the Parent-Purchased Accounts Receivable directly to Buyer, which transfer shall be a contribution by Parent to the capital of Buyer.

           4.4 DEFINITION OF ACCOUNTS RECEIVABLE. The Parent-Purchased Accounts Receivable and the Buyer-Purchased Accounts Receivable are collectively referred to herein as the "Accounts Receivable".

     5. PURCHASE AND SALE OF PARTNERSHIP INTERESTS. Subject to and upon the terms and conditions hereinafter set forth, each of the Managing General Partner, Angelina Guerriero and Pannoni for him or herself, agrees to sell, transfer and convey to Buyer all of their respective right, title and interest in and to their respective Partnership Interests, and the Custodian, on behalf of Jonathan Pannoni, agrees to sell, transfer and convey all of Jonathan Pannoni's right, title and interest in and to his Partnership Interest to Parent, pursuant to an assignment of general partnership interest (in form reasonably satisfactory to counsel for Buyer and Seller).

     6.    CONSIDERATION PAYABLE BY BUYER AND PARENT.

           6.1 PURCHASE PRICE. The consideration to be paid for the Assets and the Partnership Interests (the "Purchase Price") shall be $29,000,000:
     (a) plus the amount, if any, by which the April 30 Threshold Amount (as defined below) is exceeded by the Closing Date Threshold Amount (as defined below), or (b) minus the amount, if any, by which the Closing Date Threshold Amount is exceeded by the April 30 Threshold Amount, and (c) plus the amount, if any, by which $289,288 exceeds the aggregate amounts paid on the principal of the Shareholder Notes through the Closing Date or
     (d) minus the amount, if any, by which the aggregate amount paid on the principal of the Shareholder Notes through the Closing Date exceeds $289,288, (e) less an amount equal to the cash surrender value of the Guerriero Life Insurance Policy as of the Closing Date, (f) plus an amount equal to $49,629.15, and (g) plus Buyer's assumption of certain liabilities of Seller pursuant to Section 8.1 hereof. The sum of $29,000,000, plus the amounts represented in items 6.1(a)-(f) above is referred to herein as the "Cash Purchase Price."

           "April 30 Threshold Amount" shall mean $3,109,882.35 which is determined by adding stockholders' equity on the Latest Balance Sheet to the LIFO Reserve in the amount of $1,222,384 as set forth in Note 1 thereto and subtracting therefrom an amount equal to (i) $5,000,000 of the Shareholder Payable (as defined in Section 8.1(b)), (ii) the cash surrender value of the Guerriero Life Insurance Policy as of the last business day prior to the Cut-Off Date, and (iii) the estimate of the items to be listed on paragraph 1.10(a) of the Schedule as of the Cut-Off Date.

           "Closing Date Threshold Amount" shall mean the sum of stockholders' equity on the Closing Balance Sheet plus the LIFO Reserve in the amount of $1,222,384 as set forth in Note 1 to the Latest Balance Sheet. For purposes of the Closing Date Threshold Amount, the LIFO Reserve shall not be increased or decreased from an amount equal to the LIFO Reserve as set forth in Note 1 to the Latest Balance Sheet.

           6.2 PAYMENT OF PURCHASE PRICE. A portion of the Purchase Price for the Assets and the Partnership Interests will be paid as follows:

               (a)    $22,575,000 as adjusted by items (c) or (d) and (e) of
           Section 6.1, shall be payable to Seller on the Closing Date on account of the Cash Purchase Price; plus

               (b) $2,425,000 shall be payable on the Closing Date by delivery of Parent's promissory note, in the form of Exhibit G attached hereto (the "Escrow Note"), as security for the performance of the Seller's, Shareholders' and Partners' respective obligations hereunder, which note shall be held by Shapiro and Olander, as custodian, for a period of two (2) years until disbursement pursuant to the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit H (the "Escrow Agreement"); plus

               (c) $4,000,000 which shall be payable on the Closing Date to the Partners, pro rata in proportion to their interests in the Partnership; plus

               (d) Buyer shall assume on the Closing Date and thereafter pay on a timely basis the amount of Seller's debts and obligations specifically assumed by Buyer pursuant to Section 8.1 (the "Assumed Liabilities"); plus

               (e) Any remaining balance of the Cash Purchase Price shall be determined and paid pursuant to Sections 6.3 and 6.4 hereof.

           6.3  ACCOUNTING STANDARDS AND PROCEDURES.

               (a) DETERMINATION OF CLOSING BALANCE SHEET. Seller shall prepare and deliver to Buyer and Principals, and shall cause at its sole expense Arthur Andersen LLP (the "Auditors") to audit, as soon as practicable after the Closing Date, but in no event later than forty-five (45) days after the Closing Date, (i) a balance sheet prepared in accordance with generally accepted accounting principles applied on a consistent basis reflecting Seller's assets, liabilities and stockholders' equity (the "Audited Closing Balance Sheet") as of midnight on the Saturday preceding the Closing Date (the "Cut-Off Date"); and (ii) a calculation of the Cash Purchase Price, after making the adjustments set forth below (the "Adjustments") to the stockholders' equity in Seller as appearing on the Audited Closing Balance Sheet setting forth such details as Buyer may reasonably require. The Audited Closing Balance Sheet together with the schedule reflecting the Adjustments to the stockholders' equity in Seller shall collectively be the "Closing Balance Sheet," as that term is used throughout this Agreement. Buyer and Seller hereby acknowledge that any and all costs and expenses incurred in connection with the operation of the Business subsequent to the Cut-Off Date shall not be reflected on the Closing Balance Sheet.

                The Auditors shall make the following Adjustments pursuant to
           Section 6.3(a)(ii) to the stockholders' equity in Seller as appearing on the Audited Closing Balance Sheet:

                     (i) The increase or decrease in the stockholders' equity attributable to the net income or loss for the period from May 1, 1994 through the Cut-off Date shall be determined without any increase or decrease to the LIFO Reserve as set forth in Note 1 to the Latest Balance Sheet and accordingly Inventory at the beginning and end of such period shall be priced at the lower of cost (on the first-in first-out basis) or market.

                     (ii) There shall be subtracted the amount assigned to that portion of the Inventory set forth in paragraph 1.10(a) of the Schedule which shall be the same amount used in calculating the amount described in clause (iii) of the definition of April 30 Threshold Amount set forth in Section 6.1.

                     (iii) There shall be added or subtracted, as appropriate, the difference, if any, in the pricing of the Inventory (exclusive of the portion of the Inventory referred to in clause
                (ii) above) used for the Audited Closing Balance Sheet, and the amount which would have been obtained if such Inventory was priced applying the "lower of cost or market", with "cost" deemed to be the invoice price including freight, less as set forth on the invoice relating to the Inventory: (A) all available discounts exclusive of cash discounts thereon,
                (B) promotional allowances, and/or (C) other buying allowances.

                     (iv) There shall be subtracted the cash surrender value of the Guerriero Life Insurance Policy.

                     (v) There shall be subtracted the amount set forth on the Audited Closing Balance Sheet which represents the amount attributable to Seller's 444 Deposit.

               (b) RESOLUTION OF ACCOUNTING DISPUTES. Any party entitled to receive a financial statement under this Section 6 shall have the right to review (by its own personnel or its public accountants) any such statement at such party's expense and such review may be commenced at any time after such receipt, but before the applicable statement becomes conclusive hereunder.

                Within thirty (30) days of Buyer's receipt of the Closing Balance Sheet, Buyer or Seller shall notify the other in writing of any items of dispute with respect to the Closing Balance Sheet.

                If any differences are not resolved by agreement of Principals and Buyer within thirty (30) days after delivery of such statement of objections, such differences shall be submitted by any affected party for resolution to an independent certified public accounting firm of national standing that is mutually acceptable to Buyer and Principals or, in the event that Principals and Buyer cannot agree as to such accounting firm, to an independent certified public accounting firm chosen by the President of the American Arbitration Association on application of Principals or Buyer. The determination of such independent accounting firm shall be set forth in a written report delivered to the parties and shall be final and binding upon all parties. Seller and Buyer shall each be responsible for one-half of the fees of any such independent accounting firm employed pursuant to this paragraph 5.3(b).

           6.4   POST-CLOSING PAYMENT BASED ON CASH PURCHASE PRICE.

               (a) If the Cash Purchase Price exceeds twenty-eight million seven hundred eighteen thousand two hundred sixty dollars and forty-eight cents ($28,718,260.48), then the Buyer shall pay to the Seller the difference between the Cash Purchase Price and twenty-eight million seven hundred eighteen thousand two hundred sixty dollars and forty-eight cents ($28,718,260.48); if the Cash Purchase Price is less than twenty-eight million seven hundred eighteen thousand two hundred sixty dollars and forty-eight cents ($28,718,260.48), then the Seller shall pay to the Buyer the difference (any such payment by Buyer or Seller, a "Payment Adjustment").

               (b)    Any payment required to be made pursuant to this Section
           6.4 shall be made within thirty-one (31) days of the delivery to the Buyer of the Closing Balance Sheet, by wire transfer of immediately available funds to an account designated by the recipient; provided, however, that in the event Buyer or Seller disputes the Cash Purchase Price determined by the Closing Balance Sheet, then (i) in the case where the parties agree that the Cash Purchase Price either exceeds or is less than the $28,718,260.48, the party making the Payment Adjustment shall pay to the other party only that portion of the Payment Adjustment as to which the parties agree and shall deposit the balance of the Payment Adjustment into escrow, and (ii) in the case where the Cash Purchase Price based on the Closing Balance Sheet exceeds $28,718,260.48, and Buyer asserts that the Cash Purchase Price is less than $28,718,260.48, then Seller shall deposit into escrow the amount by which Buyer's asserted Cash Purchase Price is less than $28,718,260.48, and Buyer shall deposit into escrow an amount by which the Cash Purchase Price based on the Closing Balance Sheet exceeds $28,718,260.48.

               (c) All amounts deposited into escrow shall be deposited into an interest-bearing escrow account pursuant to an Escrow Agreement in substantially the form attached hereto as Exhibit I (the "Post-Closing Payment Escrow Agreement").

               (d) If the amount deposited into escrow by either party is less than the amount necessary to fully pay the amount finally determined to be due to the other party under Section 6.4(b), the party obligated to pay shall pay the amount of such shortfall to the other party within ten (10) days of final determination pursuant to
           Section 6.4(b) by wire transfer of immediately available funds to an account designated by the recipient.

           6.5   ACCOUNTS RECEIVABLE.

               (a) During the first one hundred fifty (150) days following the Closing Date, Buyer will use its best efforts (in accordance with Buyer's then existing collection policies and procedures (but excluding any obligation on the part of Buyer to threaten or initiate any judicial proceedings or process in connection with such collection efforts)) to collect the Accounts Receivable. If on the one hundred fiftieth (150th) day after the Closing Date (the "End Date"), the Collected Accounts Receivable Amount (as defined below), is less than the Adjusted Accounts Receivable Amount (as defined below), Seller shall pay Buyer on or before twenty-one (21) days after the End Date, an amount equal to the difference between the Adjusted Accounts Receivable Amount and the Collected Accounts Receivable Amount (such difference is referred to hereafter as the "Accounts Receivable Payment"). Seller shall also pay Buyer interest on the Accounts Receivable Payment for the period commencing on the ninety-first day following the Closing Date through the date of Seller's remittance of the Accounts Receivable Payment, at the rate borne by the Escrow

Note during such period. To the extent the Accounts Receivable Payment, plus interest accrued thereon, is $300,000 or less, Buyer shall only assert its right to payment by offset against the principal amount of the Escrow Note, and any portion of the Accounts Receivable Payment in excess of $300,000 shall be paid directly by Seller on or before twenty-one days after the End-Date without recourse to the Escrow Fund. Seller hereby acknowledges that Buyer shall have no liability for its failure to be successful in any of its collection efforts hereunder, since Buyer's sole responsibility is to use its best efforts to collect the Accounts Receivable only through the End Date, and in the event of any dispute between Buyer and Seller regarding the appropriateness of any specific collection effort to be pursued relating to an individual Account Receivable, within ten (10) days of the parties' failure to resolve the dispute, Buyer shall assign for no consideration such Account Receivable to Seller and any collection thereafter received by Seller shall not be included in the computation of Collected Accounts Receivable Amount hereunder.

                "Collected Accounts Receivable Amount" shall mean (i) the aggregate amount of Accounts Receivable collected by Buyer from the period commencing on the Cut-Off Date and ending on the End Date less
           (ii) all third-party out of pocket costs and expenses incurred by Buyer in connection with its collection efforts under this Section 6.5.

                "Adjusted Accounts Receivable Amount" shall mean the difference between (i) the stated amount of Accounts Receivable set forth on the Closing Balance Sheet, and (ii) the sum of (A) the reserve amount for uncollectible receivables set forth on the Closing Balance Sheet,
           (B) the amount of any Accounts Receivable which had been written off prior to the Cut-Off Date, but then collected by Buyer between the period after the Cut-Off Date and on or prior to the End Date and
           (C) the amount of any service charges or interest accrued by Seller with respect to the Accounts Receivable prior to the Cut-Off Date, but then collected by Buyer between the period after the Cut-Off Date and on or prior to the End Date.

               (b) In the event that the Collected Accounts Receivable Amount exceeds the Adjusted Accounts Receivable Amount, no payment shall be due Buyer from Seller.

               (c)    Any payments collected by Buyer pursuant to this Section
           6.5 shall be applied to the Account Receivable designated by the account debtor with such payment and, if no such designation is made, shall be applied to such account debtor's oldest Account Receivable amount. Buyer agrees not to settle disputes with respect to any Account Receivable without the prior consent of Joseph I. Abramson.

           6.6  NOTES RECEIVABLE.

               (a) During the twenty-two (22) months following the Closing Date, Buyer will use its best efforts (in accordance with Buyer's then existing collection policies and procedures (but excluding any obligation on the part of Buyer to threaten or initiate any judicial proceedings or process in connection with such collection efforts)) to collect the Notes Receivable. If on the date which is twenty-two months after the Closing Date (the "Receivable Reconciliation Date"), the Aggregate Collected Receivable Amount (as defined below) is less than the Aggregate Adjusted Receivable Amount (as defined below), Seller shall pay Buyer on or before twenty-one (21) days after the Receivable Reconciliation Date, an amount equal to the difference between the Aggregate Adjusted Receivable Amount and the Aggregate Collected Receivable Amount (such difference is referred to hereafter as the "Aggregate Receivable Payment"). Seller shall also pay Buyer interest on the Aggregate Receivable Payment computed from the Cut-Off Date through the date of Seller's remittance of such amount, at the rate borne by the Escrow Note during such period, compounded monthly. Seller hereby acknowledges that Buyer shall have no liability for its failure to be successful in any of its collection efforts hereunder, since Buyer's sole responsibility is to use it best efforts to collect the Notes Receivable only through the Receivable Reconciliation Date, and in the event of any dispute between Buyer and Seller regarding the appropriateness of any specific collection effort to be pursued relating to an individual Account Receivable or Note Receivable, within ten (10) days of the parties' failure to resolve the dispute, Buyer shall assign for no consideration such Account Receivable or Note Receivable to Seller and any collection thereafter received by Seller shall not be included in the computation of Aggregate Collected Receivable Amount hereunder.


                "Aggregate Collected Receivable Amount" shall mean (i) the sum of all Accounts Receivable and Notes Receivable collected by Buyer for the period commencing on the Cut-Off Date and ending on the Receivable Reconciliation Date, less (ii) all third-party out of pocket costs and expenses incurred by Buyer in connection with its collection efforts under this Section 6.6, plus (iii) the amount of the Accounts Receivable Payment, if any.

                "Aggregate Adjusted Receivable Amount" shall mean the difference between (i) the sum of the stated amounts of Accounts Receivable and Notes Receivable set forth on the Closing Balance Sheet, and (ii) the sum of (A) the reserve amount for uncollectible receivables set forth on the Closing Balance Sheet, (B) the amount of any Accounts Receivable or Notes Receivables which had been written off prior to the Cut-Off Date, but collected by Buyer from and after the Cut-Off Date through the Receivable Reconciliation Date and (C) the amount of any service charges or interest accrued by Seller with respect to the Accounts Receivable or Notes Receivable prior to the Cut-Off Date but then collected by Buyer from and after the Cut-Off Date through the Receivable Reconciliation Date.

               (b) If on the Receivable Reconciliation Date, the Aggregate Collected Receivable Amount is greater than the Aggregate Adjusted Receivable Amount, Buyer shall pay Seller on or before twenty-one
           (21) days after the Receivable Reconciliation Date, an amount equal to the difference between the Aggregate Collected Receivable Amount and the Aggregate Adjusted Receivable Amount; provided, however, in no event shall Buyer be required to pay Seller any amount greater than the Accounts Receivable Payment paid to Buyer, if any (such difference is referred to hereafter as the "Buyer's Aggregate Receivable Payment.") In the event there is no Accounts Receivable Payment due Buyer, and the Aggregate Collected Receivable Amount is greater then the Aggregate Adjusted Receivable Amount, no payment shall be due Seller from Buyer.

               (c)    Any payments collected by Buyer pursuant to this Section
           6.6 hereof shall be applied to the Note Receivable designated by the obligor with such payment and, if no such designation is made, shall be applied to such debtor's oldest note receivable balance. Buyer agrees not to settle disputes with respect to any Note Receivable without the prior consent of Joseph I. Abramson.

           6.7 FINAL RECEIVABLES ADJUSTMENT. On or before twenty-one (21) days after the third anniversary of the Closing Date, (the "Final Reconciliation Date"), Buyer shall pay Seller an amount equal to the
     (i) sum of all (A) Accounts Receivable collected by Buyer from and after the Receivable Reconciliation Date through the Final Reconciliation Date,
     (B) Notes Receivable collected by Buyer from and after the Receivable Reconciliation Date through the Final Reconciliation Date, (C) Accounts Receivable and Notes Receivable which had been written off prior to the Cut-off Date, but collected by Buyer from and after the Receivable Reconciliation Date through the Final Reconciliation Date and (D) any service charges or interest accrued with respect to the Accounts Receivable or Notes Receivable prior to the Cut-Off Date, but then collected by Buyer from and after the Receivable Reconciliation Date through the Final Reconciliation Date, less (ii) all third party out of pocket costs and expenses incurred by Buyer in connection with any collection efforts related thereto; provided, however, in no event shall Buyer be required to pay Seller any amount greater than (i) the sum of the Accounts Receivable Payment and the Aggregate Receivable Payment, or (ii) the difference between the Accounts Receivable Payment and Buyer's Aggregate Receivable Payment, as the case may be.

           6.8 METHOD OF PAYMENT OF PURCHASE PRICE. Any cash amounts due hereunder shall be payable by wire transfer of immediately available funds to an account designated by the intended recipient, or by delivery of certified or official bank checks. No amount payable hereunder shall accrue any interest except as otherwise specifically provided herein.

           6.9 ALLOCATION OF PURCHASE PRICE. The purchase price determined under this Section 6 shall be allocated among the Partnership Interests referred to in Section 5, goodwill and the categories of Assets in the amounts reflected on the Closing Balance Sheet, but shall not reflect any allocation in excess of $50,000 attributable to the Non-Competition Agreement executed pursuant to Section 7.1 hereof. Each party hereto agrees to report to the Internal Revenue Service such information concerning the foregoing allocation as may be required by Section 1060 of the Code.

     7. OTHER AGREEMENTS OF SELLER, THE PRINCIPALS AND THE PARTNERS. Seller, the Principals and the Partners, for themselves, covenant and agree as follows:

           7.1 NON-COMPETITION AGREEMENTS. On the Closing Date, Seller and Shareholders shall execute and deliver to Buyer a Non-competition Agreement for a period commencing on the Closing Date and ending on the fifth anniversary thereof, the terms of which shall be substantially similar to the provisions set forth in paragraphs 8 and 9 of the Employment Agreement with conforming changes with respect thereto and Principals will use their best efforts to cause each of Joseph I. Abramson and F. Richard Pannoni (the "Key Employees") to execute and deliver to Buyer Employment and Non-competition Agreements substantially in the form attached hereto as Exhibit J (the "Employment Agreement").

           7.2 TITLE COMMITMENT. The Partners jointly and severally agree to cause a current title insurance commitment to be issued (at the Partners' individual expense) (the "Title Commitment"), showing that the Partnership has good and marketable title to the land and buildings comprising the Real Estate, subject to Permitted Encumbrances.

           7.3 BUILDING REPAIRS. Principals and the Partners jointly and severally agree to pay for all costs and expenses incurred in connection with Buyer's repair of the items set forth in paragraphs 1, 2, 3 and 4 of the NCS Letter, provided, that the obligation to pay for the aggregate costs of repair for the items described in such paragraphs 1 and 2 shall not exceed $425,000; and provided further that Buyer and Seller must agree as to the repair of such items, and the repair must be done in a reasonable time. Once the repair has been completed or the time for repair has lapsed, Buyer will pay to Seller the unexpended amounts by paying the holder (not the Escrow Agent) the then outstanding balance of the Repair Fund (as defined in the Escrow Note), together with interest thereon at the rate such unexpended amount would have borne interest under the Escrow Note if interest had otherwise been paid from the date of the Escrow Note to the date of payment of such unexpended amount. Buyer shall assert its right to payment hereunder by offset against the Repair Fund under the Escrow Note.

           7.4 INITIAL ENVIRONMENTAL COSTS. Subject to Section 13.1(e), Principals and the Partners jointly and severally agree to pay the first $100,000 of any environmental remediation required as a result of the contents of the Supplemental Report.

     8.    OTHER AGREEMENTS OF BUYER.  Buyer covenants and agrees as follows:

           8.1 ASSUMPTION OF SPECIFIED LIABILITIES. On the Closing Date, subject to the terms and conditions hereof, Buyer shall assume and agree to perform the following obligations of Seller relating to the Business:

               (a) the accounts payable incurred by Seller in the ordinary course of its business and accrued expenses, such accounts payable and accrued expenses in the amounts set forth on the Closing Balance Sheet; provided, however, the amount of accrued expenses to the Continental Food 401(K) and Profit Sharing Plan will be paid directly to Seller, after May 3, 1995 upon five (5) business days notice by Seller;

               (b) The shareholders' payable in an amount equal to the distribution to Shareholders authorized by the Board of Directors of Seller on February 9, 1995, in an amount not to exceed $7,300,000 (the "Shareholders' Payable");

               (c) the debt described as "note payable to vendor; non-interest bearing" set forth on the Closing Balance Sheet in an amount not to exceed $150,000;

               (d) all obligations arising after the Closing Date under the Real Estate Lease;

               (e) all obligations arising out of or in connection with Seller's provision of short-term disability benefits to Sally Jilek in an amount not to exceed $5,500; and

               (f) all obligations arising after the Closing Date under the Purchased Contracts pursuant to and subject to the terms of such Purchased Contracts.

           Other than with respect to the foregoing specified liabilities, neither Buyer nor Parent shall assume any other obligation or liability, contingent, known or otherwise of either Seller or the Partnership.

           8.2 EMPLOYMENT OF SELLER'S EMPLOYEES. Buyer shall be permitted by Seller to review Seller's personnel and pay records on or before the Closing Date and interview any employee of Seller it elects to interview prior to the Closing Date and after disclosure of the transactions contemplated herein to Seller's employees. Except as otherwise restricted by the terms of any collective bargaining agreements to which it is a party, Buyer will use its best efforts to offer those employees, including sales employees of Seller, whom Buyer determines in its sole discretion are necessary to operate the Business a position with Buyer and a salary and benefits program determined by Buyer in its sole discretion, but generally comparable to that now provided by Seller; provided, however, that except for the Key Employees, and any other employees identified in paragraph 8.2 of the Schedule, Buyer shall not be required to hire any certain employees of Seller, assume any compensation, fringe benefit or retirement plan heretofore provided by Seller or retain for a certain time any employees of Seller hired by Buyer.

           8.3 GUERRIERO CONSULTING AGREEMENT. From and after the Closing Date, Guerriero agrees to provide consulting services to Buyer for a term of three (3) years commencing on the Closing Date. As consideration therefor, Buyer agrees to pay Guerriero, in a manner consistent with Buyer's regular payroll policies, an annual amount equal to the sum of
     (i) one-third of the cash surrender value of the Guerriero Life Insurance Policy on the Closing Date, plus (ii) an amount equal to the difference between (a) the annual premium payable on the Guerriero Life Insurance Policy and (b) the annual premium payable by Buyer on a $1,000,000 key person term life insurance policy to be purchased by Buyer on the life of Guerriero.

           8.4 CONFIDENTIALITY. The terms of the Confidentiality Agreement dated December 12, 1994 among Buyer, Seller and Duke shall be incorporated herein by reference (the "Confidentiality Agreement").

           8.5 ACCESS. Buyer agrees that for a period of seven (7) years from the Closing Date it shall preserve the books and records relating to the Assets as are transferred to Buyer pursuant hereto, and that during such period it will afford to Seller, Shareholders, the Partnership and their respective representatives, access to all such books and records and certain of Buyer's employees reasonably required to assist in the review of such books and records, at reasonable business hours and upon reasonable notice for the limited purpose of preparation of their tax returns or any audits of such returns. After the termination of such seven (7) year period, Buyer shall be free to dispose of any such records. Such records may nevertheless be destroyed within such seven (7) year period by Buyer if Buyer sends to Seller written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless Seller objects in writing to the destruction (the "Objection Notice"), in which case Seller may pick up such records within thirty (30) days after receipt of the Objection Notice by Buyer.

           8.6 GUARANTEE. Parent absolutely and unconditionally guarantees the obligations of Buyer pursuant to the terms of this Agreement.

           8.7 SECOND ENVIRONMENTAL COSTS. Subject to Section 13.1(e), Buyer agrees to pay the second $100,000 of any environmental remediation required as a result of the contents of the Supplemental Report.

           8.8 DISPOSITION OF ITEMS SET FORTH IN PARAGRAPH 1.10(A) OF THE SCHEDULE. One hundred (100) days after the Closing Date, Buyer shall pay to Seller an amount equal to the Net Proceeds (as defined below) generated by the disposition of the items set forth in paragraph 1.10(a) of the Schedule during the period commencing on the Cut-Off Date and ending ninety
     (90) days after the Closing Date. "Net Proceeds" shall mean (i) in the case of items sold, an amount equal to the collections with respect to such items less the direct costs of sale and (ii) in the case of items returned to the manufacturer, an amount equal to the amount received from such manufacturer (including without limitation, any credit or adjustment to any outstanding account balance inuring to the benefit of Buyer or Parent) less the direct costs of such return. Upon expiration of such ninety (90) day period, the items reflected on the revised Schedule 1.10(a) shall automatically and without any further written evidence be deemed transferred to Seller.

     9. CLOSING CONDITIONS. The closing of the transaction herein provided shall be subject to the conditions precedent set forth below:

           9.1 CONDITIONS TO BUYER AND PARENT'S OBLIGATIONS. All obligations of Buyer and Parent under this Agreement are subject to fulfillment or satisfaction, on or prior to the Closing Date, of each of the following conditions:

               (a) Seller shall have furnished Buyer with all documentation deemed reasonably necessary by and reasonably acceptable to Buyer's counsel, reflecting that all assets herein provided to be sold to Buyer are free and clear of any and all liens, claims and encumbrances, except as specifically permitted hereunder. Such documentation shall include (without limitation) evidence showing that Seller is not delinquent in the filing of returns or payment of any taxes (including without limitation sales, use, payroll, income and (other than with respect to the Commonwealth of Virginia, the State of West Virginia and the District of Columbia) franchise taxes) due and payable on or before the Closing Date.

               (b)    Intentionally Omitted.

               (c)    Intentionally Omitted.

               (d) All applicable filing and waiting periods under HSR shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement and no such action is in fact contemplated or reasonably foreseeable.

               (e) The representations and warranties of Principals and the Managing General Partner contained in this Agreement, the Schedule or in any exhibit, certificate or other document delivered hereunder or otherwise in connection with the transaction contemplated hereby, shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date.

               (f) Buyer will have received the Supplemental Report, provided that Buyer must notify Seller by 5:00 p.m. EST on February 14, 1995 whether Buyer desires Seller to engage KCI Technologies, Inc., at the expense of Buyer, to provide the Supplemental Report; in the event Buyer fails to so notify Seller, this condition shall be deemed to be satisfied.

               (g)    Intentionally Omitted.

               (h)    Intentionally Omitted.

               (i) Principals and the Managing General Partner shall have furnished to Buyer certificates reasonably acceptable in form and substance to Buyer's counsel, reflecting the authorization of the Board of Directors of Seller and each of the Partners, as the case may be, to enter into this transaction and execute this Agreement, and the consent thereto by each Shareholder and Partner, as the holders of all of the outstanding stock of Seller and the Partnership Interests.

               (j) Buyer will have received an opinion of counsel to Seller and the Partnership's dated the Closing Date, in form and substance satisfactory to counsel for Buyer, containing the statements set forth in Exhibit K.

               (k) Buyer and its representatives shall have been given reasonable access to the books and records, premises, lessors, personnel, suppliers and customers of Seller for the purpose of conducting a purchase investigation of Seller and its assets, business and employees.

               (l) Buyer shall have been given reasonable opportunity to review all of Seller's supply arrangements and existing commitments for merchandise, and all orders and contracts for the sale of Inventory and services to customers, and the information regarding such arrangements, commitments, orders and contracts shall in all respects be fully consistent with the presentation thereof as set forth herein and in the Schedule.

               (m) Shareholders shall have executed and delivered the Non-competition Agreement described in Section 7.1.

               (n) Each Partner shall have executed and delivered an assignment of general partnership interest transferring all of their respective right, title and interest in and to the Partnership to Buyer or the Parent as the case may be.

               (o) The Managing General Partner shall have delivered to Buyer all books, records, minutes of any partnership meetings of the Partnership, and any other documents or written materials related to the Partnership.

               (p) Key Employees shall have executed the Employment and Non-competition Agreements described in Section 7.1.

               (q) Buyer shall have received the Title Commitment described in Section 7.2 and any other items reasonably requested in connection with the Real Estate, provided such request is made to Seller at least three (3) business days prior to the Closing Date in connection with the Real Estate.

               (r)    Intentionally Omitted.

               (s) Between the date of the Latest Balance Sheet and the Closing Date, (i) there will not have been any increase in encumbrances against the Real Estate or (ii) change in the condition (financial or other), properties, assets or liabilities being sold hereunder, except changes in the ordinary course of business, none of which has had a material adverse effect on the Business; provided, however, Seller's failure to obtain a renewal of its Walter Reed customer contract shall not be deemed to have a material adverse impact on the Business.

               (t) No claim, action, suit or proceeding shall be pending or threatened against Seller, the Partnership, the Real Estate, Parent or Buyer which, if adversely determined, would prevent or hinder the consummation of the transaction and other actions contemplated hereby or result in the payment of substantial damages as a result of such transaction and action.

               (u) All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been approved by Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, as counsel for Buyer.

               (v) Between the date of the Latest Balance Sheet and the Closing Date, except as contemplated hereby, Seller will continue to operate the Business in the ordinary course consistent with its past practices and there will be no material adverse change in the financial condition, business or results of operations of Seller, including specifically, but without limitation, its past selling and service activities and Inventory purchase practices; provided, however, Seller's failure to obtain a renewal of its Walter Reed customer contract shall not be deemed to have a material adverse impact on the Business.

               (w) The written consents of any third parties necessary to consummate the transaction contemplated by this Agreement shall have been obtained and delivered to Buyer; provided, however, Seller's failure to obtain a renewal of its Walter Reed customer contract shall not be deemed to have a material adverse impact on the Business.

           The foregoing conditions are to be solely for the benefit of and protection of Buyer, and any one or more of them may be waived by Buyer in whole or in part at Buyer's option.

           9.2 CONDITIONS TO OBLIGATIONS OF SELLER, THE PARTNERS AND SHAREHOLDERS. All obligations of Seller, each Partner and Shareholders under this Agreement are subject to the fulfillment or satisfaction, on or prior to the Closing Date, of each of the following conditions:

               (a) The representations and warranties of Buyer and Parent contained in this Agreement or in any list, certificate or document delivered by Buyer or Parent to Principals pursuant to the provisions hereof shall be true at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of such date.

               (b) Buyer shall have paid the sums and taken the other actions required by Section 6.2, and complied with all other agreements required by this Agreement to be performed or complied with by it on or before the Closing Date.

               (c) Counsel for Buyer shall have delivered to Seller a written opinion, dated the Closing Date containing the statements set forth in Exhibit L.

               (d) No claim, action, suit or proceeding shall be pending or threatened against Buyer which, if adversely determined, would prevent or hinder the consummation of the transaction and other actions contemplated hereby or result in the payment of substantial damages as a result of such transaction and actions.

               (e) All applicable filing and waiting periods under HSR shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement.

               (f) Buyer shall have executed and delivered the Employment and Non-competition Agreements for the Key Employees described in
           Section 7.

               (g) Buyer shall have furnished to Seller certificates reasonably acceptable in form and substance to Seller's counsel, reflecting the authorization of the Board of Directors of Buyer to enter into this transaction and execute this Agreement.

               (h) All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been approved by Shapiro and Olander, as counsel for Seller.

           The foregoing conditions are solely for the benefit and protection of Principals and the Partners, and any one or more of them may be waived by Principals or the Managing General Partner, acting on behalf of each other Partner, in whole or in part at Principals' sole option.

     10. PUBLICITY. Each of the parties hereto agrees that, except as otherwise required by law, all press releases and other announcements, whether written or oral, to be made by any of them with respect to the transaction contemplated hereby, shall be subject to mutual agreement and the consent of Mark Van Stekelenburg and Guerriero prior to the dissemination thereof.

     11.   EXPENSES AND BROKERS.

           11.1 EXPENSES. Seller, each Shareholder, each Partner, Buyer and Parent acknowledge and agree that the expenses in connection with this transaction shall be borne as follows:

               (a) Except as otherwise expressly provided herein, each of the parties hereto will bear and pay his, her or its own expenses incurred in connection with the transaction contemplated herein, whether incurred prior to or after the date hereof; including without limitation all accounting, legal, broker, investment banking and appraisal fees, whether or not the transaction contemplated herein is completed by the parties.

               (b) Seller shall pay any fees or other charges charged by Seller's creditors or other third parties in connection with Buyer's assumption of the Assumed Liabilities and the release of any security interests and guaranties granted by Principals to such creditors in connection with such debts.

               (c) Buyer and Parent shall pay all transfer, sale or other taxes arising as a result of Seller's transfer of the Assets and the Partners' transfer of the Partnership Interests to Buyer and Parent, and all fees required to be paid in connection with all filings under HSR.

           11.2 BROKERS. Shareholders and the Partners jointly and severally represent that none of them has, and Seller, Buyer and Parent each hereby represent that it has not, engaged or employed any brokers, finders, or consultants in connection with this Agreement and the transactions herein contained except Joseph I. Abramson who was employed as the president of Seller. Shareholders, the Partners and Seller shall hold Buyer and Parent and Buyer and Parent shall hold Shareholders, the Partners and Seller harmless against any and all claims or liabilities asserted by or due to any such person upon the basis of an engagement by any of the Shareholders, the Partners, Seller or the Partnership on the one hand or Buyer and Parent, on the other hand. Seller shall be solely responsible for any such fees.

     12. CLOSING. The closing of the sale contemplated by this Agreement shall take place at 10:00 a.m. on February 21, 1995, at the offices of Shapiro and Olander, or at such other time and place as may be mutually agreed upon by the parties hereto. The date and time at which the closing takes place are referred to elsewhere in this Agreement as the "Closing Date". The closing, if completed, shall be effective for purposes of allocation of revenue and expenses of Seller, as of the Cut-Off Date.

     In the event that Buyer instructs Sellers to engage KCI Technologies, Inc., as referred to in paragraph 9.1(f), at Seller's election the Closing Date may be rescheduled to be not later than February 23, 1995.

     At said closing, Buyer and Parent shall deliver to Principals and Partners the funds, and any other items required hereunder to be delivered on the Closing Date. Contemporaneously therewith, the Partners and Principals, as the case may be, shall deliver possession of, assign, convey and transfer marketable title to Buyer and Parent of all of the Assets and Partnership Interests to be acquired by Buyer or Parent, as the case may be, hereunder and shall execute and deliver to Buyer the Non-competition Agreement and Employment and Non-competition Agreements described in Section 7.1, and such assignments, deeds, bills of sale and other instruments as may be appropriate or necessary to transfer marketable title to the Assets and Partnership Interests being purchased by Buyer and Parent hereunder. The form of all instruments of transfer shall be subject to approval by counsel for Buyer. The Partners, Seller and Shareholders agree that, upon and after the Closing Date, they shall cooperate in good faith to carry out such transfer of assets and shall execute and deliver such further instruments as may be reasonably necessary to complete such transfer, promptly upon Buyer's request.

     Certain calculations made hereunder were based on a Closing Date of February 21, 1995. In the event the Closing Date is not February 21, 1995, such calculations will be adjusted accordingly.

     13.   TERMINATION OF AGREEMENT AND REMEDIES.

           13.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

               (a) By the Seller or the Buyer if the Closing Date has not occurred by March 31, 1995; provided that if the delay is caused by the act or omission of a particular party, or if such party is, at the time it wishes to terminate this Agreement, in breach of any of its terms, such party shall not have the right to terminate hereunder; or

               (b) by mutual consent of Buyer, the Managing General Partner and Principals; or

               (c) by Buyer, the Managing General Partner or Principals if there has been a material misrepresentation or breach of the representations and warranties of the other party set forth herein (or in any schedule, exhibit or certificate delivered pursuant hereto by such party); or

               (d) by Buyer, the Managing General Partner or Principals if the transactions contemplated by this Agreement have become impracticable by reason of the institution or threat by state, local or federal government authorities, or by any other person, of material litigation or proceedings against Buyer, Principals or the property or assets to be sold or transferred hereunder; or

               (e) by any party hereto in the event the environmental remediation required as a result of the Supplemental Report is in excess of $200,000.

           13.2 RESCISSION. In the event this Agreement shall be terminated pursuant to Section 13.1 without a material default, material misrepresentation or breach of warranty by any party, or because of the failure to satisfy any of the conditions specified in Section 9 for reasons other than a material breach of any party, then all further obligations of Buyer and of the Partners and Principals under this Agreement shall terminate without further liability of Buyer, the Partners or Principals.

           13.3 ARBITRATION. Any dispute between Seller, Shareholders and the Partners on the one hand, and Buyer or Parent on the other hand, under this Agreement shall be resolved by informal arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in Baltimore, Maryland) and the arbitration shall be conducted in that same location under the rules of said Association.

           Seller, Shareholders and the Partners on one hand, and Buyer and Parent on the other hand, shall each be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by Principals and Buyer. Notwithstanding the foregoing, Buyer shall not be required to seek arbitration regarding any breach of the Non-competition Agreements or Employment and Non-competition Agreements referred to in Section 7.

           13.4 REMEDIES. It is understood that, in the event of Buyer or Parent's breach of their respective agreements to purchase as herein provided and, in the event of Seller's or Shareholders' or the Partners' breach of their respective agreements to sell as herein provided or Seller's or Shareholders' or the Partners' failure to perform the covenants set forth in this Agreement or delivered hereunder, the measure of damages at law to the affected party will be difficult to ascertain and the remedy at law may be inadequate. Accordingly, it is specifically agreed that both Buyer and Parent on the one hand, and Seller, Shareholders and the Partners on the other hand, shall be entitled to the remedy of specific performance to enforce the terms and conditions of this Agreement.

           13.5 LITIGATION EXPENSE. If any party (including Seller, Shareholders and the Partners as one party) hereto is made or shall become a party to any litigation (including arbitration) commenced by or against the other involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party's obligations hereunder, then the prevailing party in such litigation shall receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys' fees to be fixed by the court, with interest thereon from the date of judgment at the maximum rate permitted by law.

     14.   INDEMNIFICATION OF PARENT AND BUYER.

           14.1 GENERALLY. Except as herein otherwise expressly provided with respect to Assumed Liabilities, neither Buyer nor Parent is assuming any of the liabilities, obligations, contracts or commitments of Seller, Shareholders, the Partnership or any Partner. Seller, the Shareholders and each Partner hereby agree, jointly and severally, to defend, indemnify and hold harmless Buyer and Parent (considered for purposes of this Section 14 as a single entity) from, against and in respect of:

               (a) Any and all losses, damages or deficiencies resulting to Buyer from any and all misrepresentations or breaches of warranty or terms of this Agreement by the Managing General Partner or any of the Principals made or contained in (i) this Agreement or (ii) in any certification, list, document, exhibit or schedule delivered to Buyer under or in connection with this Agreement or the transaction contemplated herein;

               (b) All losses, costs, damages, liabilities, obligations and reasonable expenses related to or arising out of the Partners' operation of the Partnership and Seller's operation of the Business and assets sold hereunder, in each case, prior to the Closing Date, except with respect to Assumed Liabilities; and

               (c) All costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of paragraphs (a) and (b) of this Section 14, regardless of the merit thereof, including Buyer's reasonable legal and accounting fees and expenses (whether incident to the foregoing or to Buyer's enforcement of said rights of defense and indemnity).

           14.2  PROCEDURE.

               (a) If any such action, suit or proceeding shall be commenced against Buyer or any such claim, demand or assessment be asserted against Buyer in respect of which Buyer proposes to demand defense and indemnification, Seller, Shareholders and the Managing General Partner, on behalf of each Partner, shall be notified to that effect with reasonable promptness and shall have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at the expense of Seller, the Shareholders and each Partner, employment of counsel reasonably satisfactory to Buyer, and, in connection therewith, Buyer shall cooperate fully to make available to Seller, Shareholders and each Partner all pertinent information under its control. If Seller, Shareholders or any Partner does not promptly notify Buyer that they will assume the entire control of such defense, Seller and Shareholders and each Partner shall thereafter reimburse Buyer for all of Buyer's expenses (as described herein) for such defense, as and when they are incurred; and

               (b) In the event that (i) Buyer makes any claim against Seller, the Shareholders or any Partner under the foregoing indemnification provisions (or any others provided herein) and such claim is not paid or otherwise satisfied within thirty (30) days, or
           (ii) Seller, the Shareholders or the Partners shall fail to pay any of Seller's creditors (except for Assumed Liabilities) and such unpaid creditor shall assert a claim for payment therefor against Buyer or any assets sold or transferred hereunder, Buyer shall notify Seller, Shareholders or the Partners as provided above and may assert its right to reimbursement of such amount from the Escrow Fund.

           14.3 LIMIT. In the event Seller, the Shareholders or Partners become liable to Buyer under the provisions of this Section 14, the liability of each of Angelina Guerriero, the Trust, or any Partner shall not exceed sixty percent (60%) of the amount of any consideration received by Angelina Guerriero, the Trust or any Partner directly as a result of the sale hereunder plus the full amount of any other consideration received by Angelina Guerriero, the Trust or any Partner from Guerriero after the Closing Date by gift or otherwise.

     15.   INDEMNIFICATION OF PRINCIPALS, THE SHAREHOLDERS AND THE PARTNERS.

           15.1 GENERALLY. Buyer hereby agrees to defend, indemnify and hold harmless Principals, the Shareholders and the Partners (considered for purposes of this Section 15 as a single entity) from, against and in respect of:

               (a) Any and all losses, damages or deficiencies resulting to Principals from any and all misrepresentations or breaches of warranty or covenants of this Agreement by Buyer made or contained in
           (i) this Agreement or (ii) in any certification, list, document or exhibit delivered to Seller by Buyer under or in connection with this Agreement or the transaction contemplated herein;

               (b) All costs, damages, liabilities, obligations and reasonable expenses related to or arising out of Buyer's operation of the Business and assets sold hereunder on or after the Closing Date; and

               (c) All costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of paragraphs (a) and (b) of this Section 15, regardless of the merit thereof, including Principals' reasonable legal and accounting fees and expenses (whether incident to the foregoing or to Principals' enforcement of said rights of defense and indemnity);

           15.2 PROCEDURE. If any such action, suit or proceeding shall be commenced against the Principals or any such claim, demand or assessment be asserted against the Principals in respect of which such Principal proposes to demand defense and indemnification, Buyer shall be notified to that effect with reasonable promptness and shall have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at its own expense, employment of counsel satisfactory to such Principal and, in connection therewith, Principals shall cooperate fully to make available to Buyer all pertinent information under their control. If Buyer does not promptly notify such Principal that Buyer will assume the entire control of such defense, Buyer shall thereafter reimburse Principals for all of their expenses (as described herein) for such defense, as and when they are incurred.

     16. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All covenants, representations and warranties herein made shall survive the closing hereunder until the second anniversary of the Closing Date; except with respect to claims specifically raised by the aggrieved party or parties in one or more written notices given to the allegedly offending party or parties prior to the second anniversary of the Closing Date, and such claims may continue to be asserted by the aggrieved party or parties after that date, provided that claims based on (i) fraud or intentional misrepresentation; and (ii) breach of the representation set forth in Section 1.21 and 2.19 may be brought at any time prior to or after the second anniversary of the Closing Date.

     17. INDEMNIFICATION THRESHOLD. Neither Seller, Shareholders and the Partners on the one hand, nor Parent and Buyer on the other hand, shall be obligated to indemnify the other hereunder unless and until the aggregate amount of all losses, damages, costs, expenses and deficiencies incurred by the aggrieved party (including Seller, Shareholder and the Partnership as one party) reaches $50,000, at which time the offending party or parties shall be liable in full for all such losses, damages, costs, expenses and deficiencies, provided, however, that there will be no threshold amount with respect to (a) Seller's obligations under Sections 6.5 and 6.6, (b) any liability arising out of any escheat liability of Seller as disclosed in paragraph 1.21 of the Schedule, (c) claims of fraud, (d) claims based on intentional misrepresentation, (e) claims related to the repairs of the building located on the Real Estate, as contemplated by Section 7.3, (f) penalties or fees arising out of or in connection with any failure by Seller prior to the Closing Date to qualify as a foreign corporation in any jurisdiction in which the nature of its business required such qualification, and (g) Seller's obligations under Section 7.4.

     18. NOTICES. Any notices given under this Agreement shall be in writing and sent to the respective party at such party's address set forth below:

                To Buyer:            John Sexton & Co.
                                     761 Terminal Street
                                     P.O. Box 21917
                                     Los Angeles, CA  90021-0917
                                     (213) 622-4131
                                     Attention:  Mark Van Stekelenburg

                With a copy to:      Neil I. Sell, Esquire
                                     Maslon Edelman Borman & Brand,
                                     a Professional Limited Liability
                                     Partnership
                                     3300 Norwest Center
                                     90 South Seventh Street
                                     Minneapolis, Minnesota  55402
                                     (612) 672-8200

                To Partners:         John Guerriero
                                     233 Exeter Street
                                     Baltimore, MD 21202

                To Principals:       Continental Foods, Inc.
                                     2730 Wilmarco Avenue
                                     Baltimore, MD 21223
                                     Attention: Joseph Abramson

                                              and

                                     John Guerriero
                                     233 Exeter Street
                                     Baltimore, MD 21202

                With a copy to:      Shapiro and Olander
                                     2000 Charles Center South
                                     36 South Charles Street

                                              Baltimore, Maryland 21201
                                              Attention: John E. Baum, Esquire


     Any party named above may change such party's address by notice given hereunder. Any notice shall be deemed to have been duly given when personally delivered, whether by hand, air courier or by facsimile confirmed by receiving party or five (5) days after being mailed by prepaid certified mail.

     19. BULK SALES ACT. The parties agree to waive compliance with any Bulk Sales Act or similar statute as enacted in any jurisdiction.

     20. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and bind the parties hereto, and their respective heirs, personal representatives, legatees, successors and assigns, as the case may be.

     21. MISCELLANEOUS. For the convenience of the parties and to facilitate the execution of this Agreement, any number of counterparts hereof may be executed and each such executed counterpart shall be deemed to be an original instrument.

     The headings of Sections and paragraphs hereunder are for convenience and reference only, and shall not be deemed a part of this Agreement.

     No delay or failure on the part of any party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     This Agreement (which includes the Schedule and Exhibits) sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements, provided, that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. This Agreement shall not be modified or amended in any fashion except by an instrument in writing signed by the parties hereto.

     This Agreement is not intended to confer upon any person other than the parties hereto any benefits, rights or remedies hereunder.

     If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     This Agreement shall be construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within such state.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          CONTINENTAL FOODS, INC.


                                     By    /s/ Joseph I. Abramson
                                          --------------------------------------
                                     Its  President
                                          --------------------------------------

                                           /s/ John Guerriero
                                          --------------------------------------
                                          John Guerriero

                                          /s/ Angelina Guerriero
                                          --------------------------------------
                                          Angelina Guerriero

                                          /s/ Angelina Guerriero
                                          --------------------------------------
                                          Trustee of John Guerriero Trust for
                                          the Benefit of Mary Diana Pannoni
                                          under Trust Agreement dated
                                          January 30, 1991

                                          /s/ F. Richard Pannoni
                                          --------------------------------------
                                          Trustee of John Guerriero Trust for
                                          the Benefit of Mary Diana Pannoni
                                          under Trust Agreement dated
                                          January 30, 1991

                                          /s/ Joseph I. Abramson
                                          -------------------------------------
                                          Trustee of John Guerriero Trust for
                                          the Benefit of Mary Diana Pannoni
                                          under Trust Agreement dated
                                          January 30, 1991

                                          /s/ Mary Diana Pannoni
                                          --------------------------------------
                                          Mary Diana Pannoni

                                          /s/ Mary Diana Pannoni
                                          --------------------------------------
                                          Mary Diana Pannoni, as Custodian of
                                          Jonathan Pannoni, under the Maryland
                                          Uniform Transfers to Minors Act


                       (signatures continued on next page)

                                          JOHN SEXTON & CO.


                                          By  /s/ Mark Van Stekelenburg
                                             -----------------------------------
                                          Its:
                                               --------------------------------

                                                               "BUYER"

                                          RYKOFF-SEXTON, INC.


                                          By  /s/ Mark Van Stekelenburg
                                             -----------------------------------
                                          Its:
                                               --------------------------------

                                                              "PARENT"